UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Family Dollar Stores, Inc.

(Name of registrant as specified in its charter)

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FAMILY DOLLAR STORES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 19, 2012

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Family Dollar Stores, Inc. (the “Company”), to be held at 2:00 p.m., local time, on January 19, 2012, at the Company’s offices, 10401 Monroe Road, Matthews, North Carolina, 28105. The Annual Meeting is being held for the following purposes:

(1)	To elect as directors the eleven nominees named in the attached Proxy Statement;

(2)

To vote on a non-binding advisory resolution to approve the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and tabular compensation disclosure in the attached Proxy Statement;

(3)	To vote, on a non-binding advisory basis, regarding the frequency of future advisory votes on the compensation of the Company’s named executive officers;

(4)

To ratify the action of the Company’s Audit Committee in selecting PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the fiscal year ending August 25, 2012; and

(5)	To transact other business that is properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board of Directors has set the close of business on November 25, 2011, as the record date for the determination of stockholders who will be entitled to notice of and voting rights at the Annual Meeting (the “Record Date”). The list of stockholders entitled to vote at the Annual Meeting will be available for inspection, as required by the Company’s Bylaws, at the Company’s office, 10401 Monroe Road, Matthews, North Carolina, at least ten days before the Annual Meeting.

By Order of the Board of Directors

James C. Snyder, Jr.

Senior Vice President

General Counsel and Secretary

Matthews, North Carolina

December 1, 2011

FAMILY DOLLAR STORES, INC.

PROXY STATEMENT

FAMILY DOLLAR STORES, INC.

Post Office Box 1017

Charlotte, North Carolina 28201-1017

PROXY STATEMENT

GENERAL INFORMATION

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Family Dollar Stores, Inc. (“Family Dollar,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at our 2012 Annual Meeting of Stockholders (“Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. This Proxy Statement is sent to anyone who owns shares of our common stock (individually, a “stockholder”) on the Record Date. The Annual Meeting will be held at our headquarters, located at 10401 Monroe Road, Matthews, North Carolina, 28105, on January 19, 2012, at 2:00 p.m., local time. These proxy materials are being mailed to our stockholders on or about December 8, 2011.

What happens at the Annual Meeting?

At the Annual Meeting, our stockholders will vote on the matters described in this Proxy Statement. Additionally, our management will present a report on our performance and respond to questions from stockholders. As of the date of this Proxy Statement, management is not aware of any other matters to be brought before the Annual Meeting.

What is a “proxy?“

A proxy is your legal designation giving another person permission to vote the stock you own. The person you designate is called your “proxy,” and the document that designates someone as your proxy is called a “proxy” or “proxy card.” A proxy card is included with this Proxy Statement. When you sign the proxy card, you designate Howard R. Levine and Michael K. Bloom as your representatives at our Annual Meeting.

Who is entitled to vote?

Only the record holders of our common stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. The Record Date for the Annual Meeting is November 25, 2011. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection as required by our Bylaws at our corporate offices, 10401 Monroe Road, Matthews, North Carolina, at least ten days before the Annual Meeting.

How many votes do I have?

You have one vote for each share of common stock you owned as of the Record Date. These votes can be used for each matter to be voted upon.

What is a “stockholder of record?”

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record for those shares. We send proxy materials directly to all stockholders of record.

If your shares are held through a broker, bank or other nominee, you are considered the beneficial owner of those shares, even though you are not the stockholder of record. In this case, these proxy materials have been forwarded to you by your stockbroker or bank (who is actually considered the stockholder of record). As the beneficial owner of shares of our common stock, you have the right to tell your broker how to vote using the proxy materials. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the stockholder of record. Your bank, broker or nominee should send you instructions for voting your shares.

What am I voting on?

You will be voting on:

1.	the election of the eleven nominees named in this Proxy Statement to the Board of Directors (Proposal No. 1);

2.

a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and tabular compensation disclosure in this Proxy Statement (Proposal No. 2);

3.	a non-binding, advisory vote regarding the frequency of future advisory votes on the compensation of the Company’s named executive officers (Proposal No. 3); and

4.

the proposal to ratify the action of our Audit Committee in selecting PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending August 25, 2012 (Proposal No. 4).

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of the eleven nominees to the Board (Proposal No. 1);

•

“FOR” the approval of the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and tabular compensation disclosure in this Proxy Statement (Proposal No. 2);

•	To hold an advisory vote on executive compensation “EVERY YEAR” (Proposal No. 3); and

•	“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants (Proposal No. 4).

Unless you indicate otherwise on your proxy card, your proxies will be voted FOR the election of each of the nominees, FOR the approval of a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers, FOR holding an advisory vote on executive compensation EVERY YEAR, and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants.

How can I vote my shares in person at the Annual Meeting?

All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you hold your shares through a bank or broker, you must obtain a legal proxy from your bank or broker and present it to the Inspector of Election with your ballot to be able to vote at the Annual Meeting. For directions to the Annual Meeting, please contact us at (704) 847-6961 or by mail by writing: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC 28201-1017.

How can I vote my shares without attending the Annual Meeting?

Stockholders can vote prior to the Annual Meeting using the following methods:

1.	By Touch-Tone Telephone—If you choose to vote by telephone, please call the toll free number printed on the enclosed proxy card and follow the recorded instructions.

2.	By Internet—If you choose to vote using the Internet, please follow the instructions on the enclosed proxy card.

3.	By Mail—If you choose to vote by mail, you must sign, date and return the enclosed proxy card in the enclosed postage-paid return envelope.

To reduce costs, we ask that you vote by telephone or by Internet. If you choose to vote using these methods, please note that voting will close at 11:59 p.m. Eastern Time, on January 18, 2012.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card.

Can I change or revoke my vote after returning my proxy card?

Any stockholder giving a proxy can revoke it at any time before it is exercised by (i) delivering written notice of revocation to our Corporate Secretary; (ii) timely delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or (iii) attending the Annual Meeting and voting in person. If you respond to this solicitation with a valid proxy and do not revoke it before it is exercised, it will be voted as you specified in the proxy.

How many votes must be present to hold the Annual Meeting?

A majority of the shares of our common stock outstanding on the Record Date must be present, either in person or by proxy, for a quorum at the Annual Meeting. On the Record Date, November 25, 2011, 117,880,639 shares of our common stock were outstanding. See “How will abstentions and broker non-votes be treated?” in this Proxy Statement for more information.

How many votes are necessary to approve each proposal?

Proposal No. 1: Subject to our Corporate Governance Guidelines, our directors are elected by a plurality of the votes of shares present at the Annual Meeting, either in person or by proxy. This means that the candidate who receives the most votes for a particular slot will be elected for that slot, whether or not the votes represent a majority.

Our Corporate Governance Guidelines provide that any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation from the Board of Directors (the “Board”) promptly following certification of the election results. The Nominating/Corporate Governance Committee will evaluate the best interests of Family Dollar and our stockholders and shall recommend to the Board the action to be taken with respect to the tendered resignation. This provision applies to uncontested elections only.

The approval of Proposal No. 2 requires the affirmative vote of a majority of shares present at the Annual Meeting, either in person or by proxy, and entitled to vote thereon.

For Proposal No. 3, the vote regarding the frequency of future advisory votes on executive compensation, the alternative receiving a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal will be deemed the preferred alternative of our stockholders.

The approval of Proposal No. 4 requires the affirmative vote of a majority of shares present at the Annual Meeting, either in person or by proxy, and entitled to vote thereon.

How will abstentions and broker non-votes be treated?

Abstentions will be counted for the purpose of determining the existence of a quorum and will have the same effect as a negative vote on matters other than the election of directors and the proposal regarding frequency of future advisory votes on executive compensation. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director. With respect to the proposal regarding the frequency of future advisory votes on executive compensation, an “abstain” vote will have no effect.

New York Stock Exchange (“NYSE”) rules prohibit brokers from voting on non-routine matters such as Proposals No. 1, 2 and 3 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such so-called broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote, but will be counted for the purpose of determining the existence of a quorum. The ratification of the appointment of independent accountants is a routine matter under the NYSE Listed Company Rules. As a result, brokers who do not receive instructions as to how to vote on that matter from the beneficial owner of the shares generally may vote on that matter in their discretion.

Who will count the votes?

An automated system administered by Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate votes cast by proxy at the Annual Meeting. Broadridge will also act as the independent Inspector of Election and tabulate votes cast in person at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Additionally, we will publish voting results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.

Do you provide electronic access to the Family Dollar Proxy Statement and Annual Report?

Yes. You may obtain copies of this Proxy Statement and our Annual Report on Form 10-K (“Annual Report”) for the fiscal year ended August 27, 2011 (“fiscal 2011”), by visiting www.proxyvote.com. You may also obtain a copy of our Annual Report (without exhibits), without charge, by sending a written request to: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017. We will provide copies of the exhibits to the Annual Report upon payment of a reasonable fee, upon receipt of a request addressed to the Corporate Secretary.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you received a householded mailing this year and you would like an additional copy of this Proxy Statement or our Annual Report mailed to you, we will deliver a copy promptly upon your request to our Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017, telephone: 704-849-7522. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, NY 11219, telephone: (800) 937-5449.

Who is paying for this Proxy Statement and the solicitation of my proxy, and how are proxies solicited?

We will pay the entire cost of soliciting proxies for the Annual Meeting. Our directors, officers and employees (who we refer to as “Team Members”) may solicit proxies personally or by mail, telephone or other means of communication. Our Team Members will not receive additional compensation for their soliciting efforts, if any are undertaken. In addition, brokerage firms, banks and other custodians, nominees and fiduciaries will send copies of these proxy materials to the beneficiaries of the stock held by them. We will reimburse these institutions for the reasonable costs they incur to do so. Though we do not plan to do so now, we may later decide to retain a professional proxy solicitation service. The cost of that service would be paid by us.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, eleven directors will be nominated for election to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. The number of directors is established by our Board of Directors pursuant to our Bylaws and has been set at eleven as of the Annual Meeting date. Votes cast pursuant to the enclosed proxy will be cast for the election of the eleven nominees named below unless authority is withheld. All nominees are currently members of the Board of Directors. If for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting (an event that is not now anticipated), the shares represented by a properly signed and returned proxy card or voted by telephone or via the Internet will be voted for such substitute, if any, as shall be designated by the Board of Directors, or the Board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the Bylaws.

On September 28, 2011, the Company entered into an agreement (the “Agreement”) with Trian Fund Management, L.P., Trian Management GP, LLC, certain funds managed by Trian Fund Management, L.P., and Nelson Peltz, Peter W. May and Edward P. Garden (collectively, the “Investors”), pursuant to which the Board of Directors of the Company was expanded from ten to eleven directors, and Mr. Garden was appointed to fill the resulting vacancy. The Company has agreed that Mr. Garden will be re-nominated by the Board at the Company’s 2012 and 2013 Annual Meetings of Stockholders and that the Board will recommend that stockholders of the Company vote for his election as a director at those meetings, in each case subject to certain specified conditions. Mr. Garden has agreed to offer his resignation from the Board under certain circumstances set forth in the Agreement, including if the Investors fail to satisfy the “Minimum Percentage” (as defined in the Agreement) ownership condition with respect to the Company’s common stock. Pursuant to the Agreement, the Investors have agreed, among other things, and subject to certain limitations, that for a specified period of time, they and their Affiliates (as defined in the Agreement) will vote their shares in favor of the election of each director nominated and recommended by the Board and vote against any shareholder nominations for the election of directors not approved or recommended by the Board. The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 29, 2011.

The Board of Directors met six times during fiscal 2011. The independent directors met four times during the year in executive session without the presence of management directors or other employees of the Company. All directors attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings held by committees of which each such director was a member. Pursuant to Corporate Governance Guidelines adopted by the Board, directors are expected to attend Board meetings on a regular basis and to attend the annual meeting of stockholders. All of the current directors attended our last annual meeting of stockholders, except Mr. Garden, who was not a director at the time.

Following are the biographies for our director nominees, including information concerning the particular experience, qualifications, attributes or skills that led the Nominating/Corporate Governance Committee and the Board to conclude that the nominee should serve on the Board. The Board of Directors has determined that each of the nominees, other than Mr. Levine, is an independent director within the meaning of the NYSE listing standards and the categorical independence standards adopted by the Board, as set forth in our Corporate Governance Guidelines.

Mark R. Bernstein, age 81, has served as a director since 1980. He is Of Counsel with the law firm of Parker, Poe, Adams & Bernstein L.L.P. Prior to his January 2002 retirement, he was Chairman of the law firm, Chairman of the Corporate Group and a partner in the firm. Mr. Bernstein previously served as a director of Rauch Industries, Inc., a manufacturer of Christmas ornaments, for more than a decade until its sale in 1996 and as a director of National Welders Supply Company, Inc., a welding gas distributor, for more than three decades until its sale in 2008. Mr. Bernstein also served as chairman of the North Carolina Economic Development Board from 1998 to 2000. Mr. Bernstein was elected as the Lead Director of the Board of Directors in August 2004. Mr. Bernstein serves on the Nominating/Corporate Governance Committee.

Mr. Bernstein’s qualifications to serve on the Board include his extensive legal and transactional experience as a corporate lawyer, his diverse and valuable financial and leadership experience gained as a director on several public and private corporate and non-profit boards in a variety of industries and fields, and his deep understanding of the Company’s history and business.

Pamela L. Davies, age 54, has served as a director since 2009. Dr. Davies has been the president of Queens University of Charlotte since July 2002. Prior to assuming that role, Dr. Davies served as the Dean of the McColl School of Business at Queens University of Charlotte from 2000 to 2002 and the LeBow College of Business at Drexel University from 1997 to 2000. Her professional specialization is in the field of strategic planning with a particular emphasis on competitive and marketing strategy. Dr. Davies has also been a director of Sonoco Products Company since 2004, and previously served on the Board of Directors of C&D Technologies, Inc. from 1998 to 2010 and Charming Shoppes, Inc. from 1998 to June 2009. Dr. Davies serves on the Leadership Development and Compensation Committee and the Nominating/Corporate Governance Committee.

Dr. Davies’ qualifications to serve on the Board include her extensive leadership experience and knowledge of strategic planning and marketing, as well as the valuable financial and industry experience gained as a director on several public company boards, including in the retail industry.

Sharon Allred Decker, age 54, has served as a director since 1999. Mrs. Decker has been the Chief Executive Officer of The Tapestry Group, LLC, a faith based, non-profit consulting and communications firm, since September 2004. From April 2003 to August 2004, she was President of The Tanner Companies, a manufacturer and retailer of apparel. From August 1999 to March 2003, she was President of Doncaster, a division of The Tanner Companies. Doncaster is a direct sales organization selling a high-end line of women’s apparel. Mrs. Decker has also been a director of Coca-Cola Bottling Co. Consolidated since 2001 and SCANA Corporation since 2005. Mrs. Decker serves on the Leadership Development and Compensation Committee and the Nominating/Corporate Governance Committee.

Mrs. Decker’s qualifications to serve on the Board include her executive leadership skills and understanding of strategic, operational and marketing issues facing large retail companies gained through her experience as an executive of retail industry companies. In addition, through her experience as a director on public and private company boards, she brings valuable financial and strategic experience to the Board.

Edward C. Dolby, age 66, has served as a director since 2003. He has been the President of The Edward C. Dolby Strategic Consulting Group, LLC since September 2002, when he established the company to engage in business consulting. Prior to his retirement in December 2001, Mr. Dolby was employed by Bank of America Corporation for 32 years, where his positions included President of the North Carolina and South Carolina Consumer and Commercial Bank. In addition, Mr. Dolby chaired Bank of America’s Multicultural Marketing Leadership team and was an executive member of Bank of America’s Consumer Bank Forum. Mr. Dolby was also a member of Bank of America’s General Bank Executive Management Committee. Mr. Dolby serves on the Audit Committee and the Leadership Development and Compensation Committee.

Mr. Dolby’s qualifications to serve on the Board include his financial, management and strategic acumen gained through his leadership roles in the banking and financial services industry coupled with his extensive retail banking background. His retail expertise augments his director qualifications.

Glenn A. Eisenberg, age 50, has served as a director since 2002. He is the Executive Vice President—Finance and Administration of The Timken Company, a position he has held since January 2002. The Timken Company is an international manufacturer of highly engineered bearings and alloy steels and a provider of related products and services. From 1990 to 2001, Mr. Eisenberg was employed by United Dominion Industries, an international manufacturer of proprietary engineered products, where he held various positions, including President and Chief Operating Officer from December 1999 to May 2001. Mr. Eisenberg has also been a director of Alpha Natural Resources, Inc. since 2005. At Alpha Natural Resources, Mr. Eisenberg serves as its Lead director and as Chairman of the Audit Committee. Mr. Eisenberg serves Family Dollar Stores, Inc. as Chairman of the Audit Committee.

Mr. Eisenberg’s qualifications to serve on the Board include his extensive global management, operational and financial knowledge and skills gained through his service as Executive Vice President—Finance and Administration of The Timken Company and in other senior executive capacities of global manufacturing firms. In addition, through his service as the chairman of the audit committee of another public company, he brings valuable corporate governance and risk oversight experience. Further, the Board of Directors has determined that Mr. Eisenberg is an “audit committee financial expert,” as defined by the applicable rules of the Securities and Exchange Commission (“SEC”).

Edward P. Garden, age 50, has served as a director since September 2011. He has been Chief Investment Officer and a Founding Partner of Trian Fund Management, L.P. since November 2005. In addition, Mr. Garden has served as a member of the board of directors of The Wendy’s Company (formerly known as Wendy’s/Arby’s Group, Inc. and prior to that Triarc Companies, Inc. (“Triarc”)) since December 2004. He served as Vice Chairman and a director of Triarc from December 2004 through June 2007 and Executive Vice President from August 2003 until December 2004. From 1999 to 2003, Mr. Garden was a managing director of Credit Suisse First Boston, where he served as a senior investment banker in the Financial Sponsors Group. From 1994 to 1999, he was a managing director at BT Alex Brown where he was a senior member of the Financial Sponsors Group and, prior to that, co-head of Equity Capital Markets. Mr. Garden has also served as a director of Trian Acquisition I Corp. since October 2007 and as a director of Chemtura Corporation from January 2007 through March 2009.

Mr. Garden’s qualifications to serve on the Board include his service as a director and senior executive of several public companies and over 25 years of experience advising, financing, operating and investing in, companies. During the past several years, Mr. Garden, as Chief Investment Officer of Trian Fund Management, L.P., has worked with management teams and boards of directors to implement operational improvements. Prior to that, Mr. Garden worked with financial sponsors, executing financings through the issuance of bank debt, corporate bonds and equity capital, and providing strategic advisory services. Mr. Garden has a strong operating experience and a network of relationships with institutional investors and investment banking/capital markets advisors that he can utilize for the Company’s benefit.

Howard R. Levine, age 52, has served as a director since 1997 and is our Chairman of the Board and Chief Executive Officer. He was employed by Family Dollar in various capacities in the Merchandising Department from 1981 to 1987, including employment as Senior Vice President—Merchandising and Advertising. From 1988 to 1992, Mr. Levine was President of Best Price Clothing Stores, Inc., a chain of ladies’ apparel stores. From 1992 to April 1996, he was self-employed as an investment manager. He rejoined Family Dollar in April 1996, and was elected Vice President-General Merchandise Manager: Softlines in April 1996; Senior Vice President-Merchandising and Advertising in September 1996; President and Chief Operating Officer in April 1997; Chief Executive Officer (“CEO”) in August 1998; and Chairman of the Board in January 2003. Mr. Levine is the son of Leon Levine, the founder and former Chairman of the Board of the Company. Mr. Levine is the sole member of the Equity Award Committee.

Mr. Levine has extensive executive leadership experience in the retail industry, especially with small box retailers. As the Company’s Chief Executive Officer for more than 13 years, Mr. Levine brings to the Board an in-depth understanding of all aspects of the Company, including its customers, operations and key business drivers. The Board of Directors believes that this experience and understanding, combined with more than 20 years of working for the Company in various capacities in store operations, distribution and merchandising, give him the qualifications, attributes and skills to serve as a director for the Company.

George R. Mahoney, Jr., age 69, has served as a director since 1987. He was employed by Family Dollar as General Counsel in 1976, as Vice President, General Counsel and Secretary from 1977 to 1984, as Senior Vice President, General Counsel and Secretary from 1984 to 1991 and as Executive Vice President, General Counsel and Secretary from 1991 until his retirement in May 2005. Mr. Mahoney serves on the Audit Committee.

Mr. Mahoney’s qualifications to serve on the Board include his extensive experience in the areas of corporate law, finance, investor relations and human resources and his in-depth familiarity with the Company’s history and business.

James G. Martin, age 75, has served as a director since 1996. He was employed by McGuireWoods Consulting as a Senior Advisor from July 2008 until his retirement in October 2011. He was employed by Carolinas HealthCare System in various executive roles, including Corporate Vice President, from January 1993 through March 2008. He served as Governor of the State of North Carolina from 1985 to 1993 and was a member of the United States House of Representatives, representing the Ninth District of North Carolina, from 1973 until 1984. Dr. Martin has also been a director of Palomar Medical Technologies, Inc. since 1997 and DesignLine Corporation since 2009, and he was a Trustee of the North Carolina Capital Management Trust from 2000 until his retirement in November 2010. Dr. Martin was a director of aaiPharma Inc. from 1999 to 2007 and a director of Duke Energy Corporation from 1994 to 2006. Dr. Martin serves as Chairman of the Nominating/Corporate Governance Committee.

Dr. Martin’s qualifications to serve on the Board include his extensive leadership experience in both political and corporate settings, including his executive role as Governor of the State of North Carolina. In addition, Dr. Martin has developed valuable and diverse strategic and financial knowledge through his experience as a director on several public corporate and non-profit boards, including his experience as chairman of several committees of such boards.

Harvey Morgan, age 69, has served as a director since 2007. Mr. Morgan has more than 40 years of investment banking experience with significant expertise in strategic advisory services, mergers and acquisitions, private placements and underwritings. He has been a Managing Director of the investment banking firm Bentley Associates, L.P. since 2004, and from 2001 to 2004, he was a Principal of Shattuck Hammond Partners. Mr. Morgan has also been a director of Cybex International, Inc. since 2003 and Cryolife, Inc. since 2008, and previously served on the Board of Directors of Burlington Coat Factory Warehouse Corporation from 1983 to 2005. Mr. Morgan serves on the Audit and Nominating/Corporate Governance Committees.

Mr. Morgan’s qualifications to serve on the Board include his strategic and financial acumen developed through decades of experience in the investment banking industry, as well as his leadership and corporate governance experience gained as a director of public company boards, including in the retail industry. In addition, the Board of Directors has determined that Mr. Morgan is an “audit committee financial expert,” as defined by applicable SEC rules.

Dale C. Pond, age 65, has served as a director since 2006. He retired in June 2005 as Senior Executive Vice President—Merchandising/Marketing after serving twelve years with Lowe’s Companies, Inc., a home improvement retailer. Prior to joining Lowe’s, he held a series of senior management positions at several retailers and home improvement companies including HQ/HomeQuarters Warehouse, Montgomery Ward and Payless Cashways, Inc. Mr. Pond has also been a director of Bassett Furniture Industries Inc. since 2002, where he serves as the Chairman of the Organization, Compensation and Nominating Committee, and Scripps Networks Interactive, Inc. since 2008, where he serves as a member of the Audit Committee. Mr. Pond serves as Chairman of the Leadership Development and Compensation Committee.

Mr. Pond’s qualifications to serve on the Board include his demonstrated leadership and knowledge of financial, operational and strategic issues facing large retail companies gained through his executive leadership experience in the retail industry. In addition, through his years of service on the boards of several large companies, including as the chairman of the compensation and nominating committee of another public company, Mr. Pond is able to provide diverse and valuable finance, strategic and corporate governance experience to the Board.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees.

DIRECTOR COMPENSATION

The Leadership Development and Compensation Committee annually reviews the Board’s compensation structure, including a comparison of the compensation paid by the Company to its directors with the compensation paid by companies included in the peer group established pursuant to the Company’s performance share rights program. For a discussion of this peer group, see “How does the Company select its peer group for the PSR program?” under the heading “Compensation Discussion and Analysis” in this Proxy Statement. Based on this information and other factors such as Company performance, director recruitment and current director compensation, the Leadership Development and Compensation Committee makes recommendations to the Board for adjustments, where appropriate, in director compensation. Director compensation for fiscal 2011 was based on retainer amounts and meeting fees established in August 2007 with a Board-approved increase in the directors’ annual equity award from $60,000 to $75,000 in August 2010, following a review and advice from Hay Group, Inc., a compensation consultant to the Company and to the Leadership Development and Compensation Committee. The Leadership Development and Compensation Committee has determined that a mix of cash and equity compensation is appropriate for the directors, as further discussed below.

The Company’s directors (other than Howard R. Levine, who is an employee of Family Dollar) received an annual retainer of $40,000. The Chairman of each of the Nominating/Corporate Governance Committee and the Leadership Development and Compensation Committee received an additional annual retainer of $5,000, and the Chairman of the Audit Committee received an additional annual retainer of $10,000. Our Lead Director was paid an additional annual retainer of $10,000. All retainers are paid quarterly in arrears with a pro-rata portion paid for any partial quarter served. In addition, non-employee directors were paid $1,500 for each meeting of the Board attended and $1,000 for each committee meeting attended, except that a director received $500 for any meeting attended telephonically.

In addition to cash retainers and meeting fees, each of the non-employee directors, with the exception of Mr. Garden, received an annual grant of our common stock in the amount of 1,695 shares with a value of $75,021 made on the day of the 2011 Annual Meeting in accordance with the terms of the Family Dollar Stores, Inc. 2006 Incentive Plan Directors’ Share Awards Guidelines (the “Directors’ Share Awards Guidelines”), which were adopted pursuant to the Family Dollar Stores, Inc. 2006 Incentive Plan. The grants were made upon their re-election as directors in January 2011. Mr. Garden received a pro-rata grant of 436 shares of our common stock with a value of $23,243 upon his election to the Board on September 28, 2011. The Board of Directors believes that the payment of a portion of the directors’ fees in the form of an annual grant of shares of our common stock supports the alignment of the directors’ interests with the interests of our stockholders. Non-employee directors are required to maintain a level of equity interest in Family Dollar equal to at least one-half of the cumulative number of shares of our common stock awarded for their service as directors since August 2005. We encourage, but do not require, that directors maintain an equity interest in Family Dollar in excess of such minimum amounts. Currently, all of our directors are in compliance with these ownership guidelines.

We reimburse directors for all reasonable expenses incurred by them in connection with attendance at any meeting of the Board or its committees and for travel and other expenses incurred in connection with their duties as directors, which are not included in the table below.

The following table summarizes compensation we paid to non-employee directors in fiscal 2011. As Mr. Garden did not join the Board until after the end of fiscal 2011, he is not listed in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mark R. Bernstein	62,000	75,021	137,021
Pamela L. Davies	56,000	75,021	131,021
Sharon Allred Decker	56,500	75,021	131,521
Edward C. Dolby	60,000	75,021	135,021
Glenn A. Eisenberg	64,500	75,021	139,521
George R. Mahoney, Jr.	54,500	75,021	129,521
James G. Martin	56,000	75,021	131,021
Harvey Morgan	57,000	75,021	132,021
Dale C. Pond	57,000	75,021	132,021

(1)

The amounts shown in this column indicate, for each director, the aggregate grant date fair value of stock awards granted in fiscal 2011, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation (“FASB ASC Topic 718”). For the total number of shares of common stock held by each non-employee director as of November 18, 2011, see “Ownership of the Company’s Securities” in this Proxy Statement.

CORPORATE GOVERNANCE MATTERS AND

COMMITTEES OF THE BOARD OF DIRECTORS

Director Independence

Our Corporate Governance Guidelines state that a majority of the Board members and all members of each of the Audit, Leadership Development and Compensation and Nominating/Corporate Governance Committees must be independent, as defined by the NYSE listing standards and additional categorical standards of independence adopted by the Board and set forth in such Guidelines, which can be found on our website at www.familydollar.com. Under our Corporate Governance Guidelines, a director will not be considered independent if the director:

•	has been employed by Family Dollar, its subsidiaries or affiliates within the last four years;

•

has received, during the current year, or any of the three immediately preceding years, remuneration, directly or indirectly, other than de minimis remuneration (as defined below), as a result of service (other than as a director of a customer or supplier) as (i) an advisor, consultant, or legal counsel to Family Dollar or to a member of our senior management; or (ii) a significant customer or supplier of Family Dollar;

•	has any personal services contracts with Family Dollar, or any member of our senior management;

•	is an officer or employee of a not-for-profit entity that receives significant contributions from Family Dollar or serves any such entity in any capacity for which remuneration is received;

•	is employed by a public company at which an executive officer of Family Dollar serves on the compensation committee of the board of directors;

•

has any investment in any entity in which Family Dollar also has an investment, other than equity or debt investments that are available to the public in public or governmental entities, or investments in any other entity in which neither the director nor Family Dollar or any of its parents, subsidiaries, or affiliates own an interest of 5% or more or exercises managerial control;

•	has had any of the relationships described above with any affiliate of Family Dollar; or

•	is a member of the immediate family of any person who fails to satisfy these qualifications.

A director shall be deemed to have received remuneration (excluding remuneration as a director, such as remuneration provided to a Committee Chairman or Lead Director), directly or indirectly, if the Company, its subsidiaries or affiliates, has paid remuneration to any entity in which the director has a beneficial ownership interest of 5% percent equity or more, or to an entity by which the director is employed or self-employed other than as a director. De minimis remuneration is excluded from this rule. Remuneration is de minimis if such remuneration is (a) $60,000 or less in any fiscal year; or (b) if such remuneration is paid to an entity, (i) such remuneration did not exceed the lesser of $1 million, or 5% of the gross revenues of the entity during the entity’s fiscal year; and (ii) such remuneration did not directly result in a material increase in the compensation received by the director from that entity.

The Board has determined, after a review of the relationships between and among each of the directors, the Company and its officers, that Mark R. Bernstein, Pamela L. Davies, Sharon Allred Decker, Edward C. Dolby, Glenn A. Eisenberg, George R. Mahoney, Jr., James G. Martin, Harvey Morgan and Dale C. Pond, who include all the members of the Audit, Compensation and Nominating/Corporate Governance committees, and Edward P. Garden, are independent, as defined by the NYSE listing standards and the categorical independence standards described above, and that no material relationships exist between any of such independent directors and Family Dollar other than by virtue of their being directors and stockholders.

In reaching its determination of independence, the Board reviewed each of the following transactions, relationships and arrangements. In each case, the Board determined that such transactions, relationships and arrangements did not impact any director’s independence.

•

Dr. Martin joined McGuireWoods Consulting (“MW Consulting”), a wholly owned public affairs consulting subsidiary of the law firm McGuireWoods, LLP (“MW Law”) in June 2008 and retired in October 2011. In fiscal 2008, the Company paid legal fees of $154,712 to a law firm that merged with MW Law, and legal fees of $17,720 to MW Law (which aggregate amount did not exceed 5% of the gross revenues of MW Law in fiscal 2008). The Company did not pay any fees to MW Law in fiscal 2009, fiscal 2010 or fiscal 2011. The Company has not paid any fees to MW Consulting and does not currently anticipate retaining MW Consulting to provide any services. Dr. Martin has informed the Board that his compensation from MW Consulting was not determined in any way by fees paid by the Company to MW Law.

•

Mr. Mahoney was employed by the Company as General Counsel in 1976 and served as the Executive Vice President, General Counsel and Secretary of Family Dollar from 1991 until his retirement in May 2005.

•

With respect to Dr. Davies, the Board considered the amount of charitable contributions made by our executive officers and immediate family members of our executive officers to charitable organizations of which she serves as an executive officer.

•

With respect to Mr. Garden, the Board considered Mr. Garden’s relationship with Trian Fund Management, L.P. and its affiliates, and such firm’s right to designate a director for election to the Board under the Agreement, together with its ownership of approximately 8.5% of the common stock of the Company. The Board also considered the less than 1% ownership of Kraft Foods, Inc. and H.J. Heinz Company, both of which are suppliers of the Company, by Trian Fund Management, L.P. and its affiliates.

Committees of the Board

Pursuant to our Bylaws, the Board of Directors has established four standing committees: the Audit, Leadership Development and Compensation, Equity Award, and Nominating/Corporate Governance Committees. The name of the Leadership Development and Compensation Committee was changed in fiscal 2011 to reflect its growing focus on leadership development and succession planning. The Charters of the Audit, Leadership Development and Compensation, Equity Award and Nominating/Corporate Governance Committees, our Corporate Governance Guidelines, and the Codes of Conduct applicable to our directors, officers and Team Members are available on our website at www.familydollar.com under the “Investor Relations” link. Once you have accessed the “Investor Relations” section of our website, click on the “Corporate Governance” link. These documents also are available in print to stockholders upon request to our Corporate Secretary.

The principal functions of each of our standing Board committees, the members of each committee and the number of meetings held in fiscal 2011 are set forth below:

Committee Name and Members	Committee Functions	Number of Meetings in Fiscal 2011
Audit Eisenberg(1)(2) Dolby Mahoney Morgan(2)

•       Assist the Board of Directors in fulfilling its responsibilities with respect to oversight of:

(i)     the integrity of our financial statements;

(ii)    our compliance with legal and regulatory requirements;

(iii)  the independent auditor’s qualifications and independence;

(iv)   the performance of our internal audit function and independent auditors; and

(v)    the annual independent audit of our financial statements.

•       Review the Company’s financial reports;

•       Discuss the Company’s major financial risk exposures with management;

•       Manage the Company’s relationship with the Company’s independent auditors; and

•       Establish and oversee publication of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

		8

Leadership Development and Compensation Pond(1) Davies Decker Dolby	• Evaluate and approve the compensation of the CEO and selected senior executive officers; • Evaluate and recommend to the Board compensation for non-management directors; • Administer our incentive and equity-based compensation plans; • Develop or review and recommend to the Board plans for the succession of our CEO and other senior officers, as necessary; and • Establish and communicate to the Board and to management Family Dollar’s general compensation philosophy, as well as considerations for determining compensation for executive officers and directors.	8

Committee Name and Members	Committee Functions	Number of Meetings in Fiscal 2011
Equity Award Levine

•      Select Team Members below the level of Vice President for participation in programs established by the Leadership Development and Compensation Committee pursuant to the 2006 Plan; and

•      Approve the amount of grants or awards of equity or cash incentives to selected Team Members below the level of Vice President in accordance with the 2006 Plan programs and subject to such terms and limitations as established by the Leadership Development and Compensation Committee, which shall include limits on the number of equity related rights that may be granted in any fiscal year by the Equity Award Committee.

0(3)

Nominating/ Corporate Governance Martin(1) Davies Bernstein Decker Morgan

•      Identify and recommend to the Board qualified individuals for election or re-election as directors at the annual meeting of stockholders or as otherwise required as a result of Board vacancies or an increase in the size of the Board;

•      Review the structure, independence and composition of the Board and its committees and make recommendations to the Board accordingly;

•      If an incumbent director fails to receive the required vote for re-election in any uncontested election as provided in the Company’s Corporate Governance Guidelines, determine, and make recommendations to the Board regarding, whether or not to accept the director’s resignation;

•      Evaluate the performance of the Board and Board committees and report findings to the Board;

•      Develop (with our management) director orientation programs;

•      Nominate for Board approval the Chairman and (if the Chairman is not an independent director) the Lead Director and make recommendations to the Board regarding their respective roles;

•      Review and make recommendations to the Board regarding matters referred to the committee as provided in our codes of conduct;

•      Evaluate and make recommendations to the Board regarding stockholder proposals; and

•      Recommend to the Board and oversee the implementation of sound corporate governance principles and practices.

4

(1)	Chairman of the Committee.

(2)	Designated as an Audit Committee Financial Expert.

(3)	The Equity Award Committee acted by unanimous written consent ten times in fiscal 2011.

Board Leadership Structure

Mr. Levine serves as our Chairman of the Board and Chief Executive Officer. The Company does not have a policy regarding whether the Chairman and CEO roles should be combined or separated. Rather, the Company’s Corporate Governance Guidelines retain flexibility for the Board to determine whether those roles should be combined or separated in light of prevailing circumstances. The Board periodically reviews the appropriateness and effectiveness of its leadership structure given numerous factors. The Board believes that having Mr. Levine serve as both Chairman and CEO, coupled with strong independent director leadership, is the most appropriate and effective Board leadership structure for the Company at this time.

A number of factors support the current leadership structure. Mr. Levine has more than 25 years of experience in the retail industry, and has served as the Chairman and CEO of the Company for the past nine years. The Board believes that Mr. Levine’s in-depth knowledge of the retail industry and of the businesses and operations of the Company best equips him to lead Board meetings as the directors discuss key business and strategic matters and best equips him to focus the Board on the most critical issues. The Board believes the current combined Chairman and CEO structure has promoted decisive leadership, ensured clear accountability and enhanced our ability to communicate with a single and consistent voice to stockholders, customers, Team Members and other stakeholders. During the nine years Mr. Levine has served as both Chairman and CEO, the Company has enhanced shareholder value and improved performance in many critical financial metrics, including earnings per diluted share, comparable store sales growth, return on stockholders’ equity and inventory productivity.

In addition, the Board believes that other aspects of the current leadership structure and Corporate Governance Guidelines ensure effective independent Board leadership and oversight of management. For example, the Board regularly meets in executive session without the CEO or any other members of management present, and the independent Lead Director presides at such sessions and coordinates the activities of the independent directors. The independent Lead Director also acts as a liaison between the Board and the Chairman of the Board and performs other duties set forth in the Company’s Corporate Governance Guidelines. In accordance with the Company’s Corporate Governance Guidelines, the Chairman of the Board consults with the Lead Director regarding the yearly schedule and agendas for Board meetings. As a matter of practice, the Chairman elicits input from the independent directors as to the matters they would like covered at the meetings and the information they would find most helpful in their deliberations and decision-making. Strong independent director leadership is also enhanced by the fact that the Board’s Audit, Leadership Development and Compensation and Nominating/Corporate Governance Committees are composed solely of, and chaired by, independent directors.

In summary, the Company’s existing Board leadership structure strikes an effective balance between strong, strategically advantageous Chairman and CEO leadership and appropriate oversight of management provided by strong independent directors. The combined Chairman and CEO structure has served the Company and its stockholders well and remains the most appropriate leadership structure for the Company at this time. The Board believes that its programs for overseeing risk, as described under “The Board’s Role in Risk Oversight” below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure.

The Board’s Role in Risk Oversight

The Board of Directors and its committees oversee the Company’s enterprise-wide approach to risk management. The Company’s risk management program seeks to support achievement of its long-term organizational objectives and enhance shareholder value.

The Company’s senior managers update the Board or its committees throughout the year on a variety of matters to assist them in understanding and monitoring the Company’s risk management policies and processes. These matters include operations, legal, regulatory, finance, reputation, and strategy, as well as the significant risks associated with these or other matters. When a Board committee receives an update, the entire Board is informed through the committee report. This process facilitates the Board’s and its committees’ coordination of the risk oversight role.

In addition, each of the Board’s committees reviews with management significant risks related to the committee’s area of responsibility. In accordance with its charter, the Audit Committee reviews the Company’s policies and processes with respect to financial risk assessment and risk management. Our Leadership

Development and Compensation Committee reviews and discusses with management the risk associated with the design and implementation of our compensation plans and arrangements. In addition, as discussed in “Compensation Discussion and Analysis—Other Executive Officer Compensation Matters”, the Leadership Development and Compensation Committee periodically assesses the risks related to our overall compensation program. Our Nominating/Corporate Governance Committee reviews the Company’s policies and processes with respect to corporate compliance and regulatory issues.

Nominees for Election as Directors

The Nominating/Corporate Governance Committee considers all qualified candidates identified by members of the committee, by other Board members, by senior management and by stockholders. To recommend a prospective nominee for the Nominating/Corporate Governance Committee’s consideration, stockholders should submit the candidate’s name and qualifications in writing to our Corporate Secretary at the following address: Family Dollar Stores, Inc., Attention: Corporate Secretary, P.O. Box 1017, Charlotte, NC 28201-1017. Any such submission must be accompanied by the written consent of the proposed nominee which states that he or she consents to being named as a nominee and to serve as a director if elected and must otherwise comply with the provisions of our Bylaws regarding stockholder nominations, including the provisions of Article II, Section 9 of the Bylaws which establish certain requirements regarding the information required to be provided by the nominating stockholder and the timeliness of the notice of such nomination (which generally must be submitted not later than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting). For further information, see “Stockholder Proposals for 2013 Annual Meeting” in this Proxy Statement and our Bylaws which are available at www.familydollar.com under the “Investor Relations” link (see “Corporate Governance” on the “Investor Relations” page).

The Nominating/Corporate Governance Committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors. In particular, the committee seeks directors who exhibit integrity in business and personal affairs; objectivity and independence in making informed business decisions; professional experience and specific areas of expertise; willingness to devote the time necessary to fulfill a director’s duties; the ability to contribute to the diversity of perspectives present in Board deliberations; and requirements of applicable law and listing standards. While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the Nominating/Corporate Governance Committee will make recommendations regarding potential director candidates to the Board. The Nominating/Corporate Governance Committee extends invitations on behalf of the Company to join the Board of Directors or to be nominated for election as a director to candidates approved by the Board.

The Nominating/Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of senior management. The Company did not receive in a timely manner, in accordance with SEC requirements, any recommendation of a director candidate from a stockholder, or group of stockholders, that beneficially owned more than 5% of our common stock for at least one year as of the date of recommendation.

Mr. Garden was appointed to the Board in connection with the Agreement as discussed in “Election of Directors” in this Proxy Statement.

Communication with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors, the Lead Director or the non-management directors as a group by sending correspondence addressed to the applicable party to: Board of Directors, Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC 28201-1017, or by sending an email addressed to Board@familydollar.com. Pursuant to procedures approved by the independent members of the Board of Directors, all such correspondence related to the Board’s duties and responsibilities will be reviewed by our General Counsel and forwarded to the Lead Director or summarized in periodic reports to the Lead Director. All such correspondence will be available to any of the directors upon request.

Report of the Audit Committee of the Board of Directors

During fiscal 2011, Glenn A. Eisenberg served as Chairman of the Audit Committee of the Board of Directors. The other members of the Audit Committee during fiscal 2011 were Edward C. Dolby, George R. Mahoney, Jr. and Harvey Morgan. The Board of Directors has determined that all members of the Audit Committee are independent and are financially literate as required by the NYSE listing standards, and that Messrs. Eisenberg and Morgan are “audit committee financial experts,” as defined by SEC rules, and have accounting or related financial management expertise, as required by the NYSE’s listing requirements.

The Audit Committee has reviewed and discussed the audited financial statements of Family Dollar for fiscal 2011 with our management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed the independence of PwC with that firm.

Based on the Audit Committee’s review and the discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for fiscal 2011 of Family Dollar Stores, Inc. for filing with the SEC.

This report is submitted by Glenn A. Eisenberg, Chairman, Edward C. Dolby, George R. Mahoney, Jr. and Harvey Morgan.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section sets forth the compensation programs and elements of compensation for our named executive officers (“NEOs”). Specifically, this Compensation Discussion and Analysis describes the objectives and features of our executive compensation programs, explains how we design our executive compensation programs and the reasons for such design, and shows how we allocate executive compensation to ensure that executives’ interests are aligned with those of our stockholders. In fiscal 2011, our NEOs were:

•	Howard R. Levine – Chairman and Chief Executive Officer;

•	R. James Kelly – President and Chief Operating Officer;

•	Dorlisa K. Flur – Executive Vice President and Chief Merchandising Officer;

•	Charles S. Gibson, Jr. – Executive Vice President – Supply Chain; and

•	Kenneth T. Smith – Senior Vice President and Chief Financial Officer.

In September 2011, Mr. Kelly announced his intent to retire and his title was changed to Vice Chair. In addition, in September 2011, the Company hired Michael K. Bloom as President and Chief Operating Officer and promoted Ms. Flur to Vice Chair, Strategy and Chief Administrative Officer.

Compensation for our NEOs and our Section 16 officers is reviewed and approved by the Leadership Development and Compensation Committee on an annual basis. The Leadership Development and Compensation Committee is also advised by management as to the compensation for all officers at the level of Senior Vice President. The Leadership Development and Compensation Committee approves our short-term and long-term compensation plans, as described below, which form the basis for all officer compensation packages.

Compensation Practices Highlights

Our compensation program is designed to drive and reward outstanding performance that benefits our stockholders. The Leadership Development and Compensation Committee has implemented compensation practices with this goal in mind, including:

•	mix of cash and equity compensation and short-term and long-term compensation;

•	mix of performance measures in determining incentive compensation (including Company performance and comparison against peer group performance);

•	clawback policy applicable to annual cash bonuses;

•	executive stock ownership requirements;

•	no stock option repricings;

•	no tax gross-up arrangements; and

•	equity vesting upon a change of control only if equity is not assumed by the acquirer or the employee is terminated.

See this “Compensation Discussion and Analysis” section for a detailed description of our compensation practices.

Summary of Fiscal 2011

Fiscal 2011 was a challenging year for the global economy and for the individuals who comprise our core customer base. Throughout fiscal 2011, our core customer, who often manages on a total household income of less than $40,000 a year, continued to be impacted by volatile gasoline prices, inflationary pressures and high unemployment rates. Recognizing the challenges facing our core customer and in response to the difficult operating environment, we identified four primary objectives for fiscal 2011: accelerate revenue growth; launch a multi-year, comprehensive renovation effort; expand operating margin; and optimize the balance sheet. The following are some of the highlights from these efforts.

•

We accelerated our new store growth and increased our store openings to 300 stores, an increase of 50% from fiscal 2010. Notably, the profitability of new stores continued to improve. Importantly, we are building the pipeline to further accelerate the pace of new store openings.

•

We renovated 972 stores through our comprehensive store renovation program. This program is intended to increase our competitiveness and sales productivity by transforming the customer’s shopping experience in a Family Dollar store. As a part of this program, we: expanded key consumable categories and created more intuitive merchandise adjacencies; improved the navigational signage; leveraged new fixtures that enhance customer sightlines, increase capacity, and simplify restocking and recovery processes; created a warmer, more inviting shopping environment that includes a refresh of the building façade and exterior signage; raised store standards; improved store operating processes and leveraged technology to increase workforce productivity; and raised our customer service standards by strengthening our Team Member engagement with enhanced training, improved recognition programs and more consistent Team Member branding.

•

To respond to customer demand, provide our customers with more value and convenience, and increase productivity in all stores, we significantly expanded our merchandise assortment in both food and health and beauty aids in stores that were not renovated in fiscal 2011, in addition to the stores we renovated. Our objective was to drive traffic with an expanded selection of consumables while also driving a larger basket with more impulse purchases and greater in-store excitement. In fiscal 2011, we completed this expansion in more than 5,700 stores.

•

We made significant progress in increasing our penetration of private brands. In fiscal 2011, private brands sales increased by approximately 22% over fiscal 2010. Private brands consumable sales performed especially well, increasing by 26% over fiscal 2010. In fiscal 2011, private brands sales represented approximately 25% of total sales and approximately 16% of total consumable sales.

•

We launched an initiative designed to help us leverage our workforce more effectively, improve store-level execution and increase workforce productivity. Through this effort, we re-engineered many of our core store processes, including shelf re-stocking, the check-out experience, store recovery and in-store merchandising. Through the application of new technology and processes, we implemented new time and attendance procedures, addressed workflow and task management, and improved store-level execution. This has allowed us to more effectively manage store labor, a significant portion of our core expenses.

Despite the many challenges facing the Company, our customers and the global economy, we achieved the following noteworthy accomplishments in fiscal 2011.

•	Net income per diluted share increased 19.1% to $3.12 in fiscal 2011, compared with $2.62 in fiscal 2010.

•	Net sales increased 8.7%, reflecting a comparable store sales increase of 5.5% and the impact of sales from new stores opened as part of our store growth program.

•

Despite the difficult macro-economic environment, we invested $345.3 million in our business to support accelerated new store openings, our store renovation effort and to commence construction of our tenth distribution center.

•	We increased our dividend per share by approximately 16% and purchased $670.5 million of our common stock during the year.

Our compensation program is designed to drive and reward outstanding performance that benefits our stockholders. We believe that when the Company performs well and achieves its operating goals, that our executive officers should receive rewards that are commensurate with those of our stockholders. In fiscal 2011, we continued to face a challenging operating environment. Despite these challenges, we were able to deliver results that translated into record earnings for our stockholders. However, our actual results were slightly below our pre-tax earnings goal. Consistent with our philosophy of aligning executive compensation with Company performance, we made target bonus payments at 95.4% of the target award to our executives for fiscal 2011.

Compensation Program Objectives and Components

Our compensation philosophy and the material elements of our executive compensation program did not change from fiscal 2010 to fiscal 2011. Although we make minor adjustments to our compensation programs from year to year, we believe that consistency in our compensation philosophy and administration are important attributes of our compensation program. We have not made significant adjustments to our compensation program since fiscal 2006 when we adopted our performance share rights program (as further described below), and our stockholders approved the Family Dollar Stores, Inc. 2006 Incentive Plan (the “2006 Plan” as further described below) at the 2006 Annual Meeting of Stockholders. At our 2011 Annual Meeting of Stockholders, our stockholders re-approved the performance measures for performance-based awards under the 2006 Plan.

What are the primary objectives of the Company’s executive compensation programs?

The primary objectives of our executive compensation programs are to:

•

provide compensation packages that are competitive with those offered by our peers in the retail sector. By offering competitive compensation packages, we are better able to attract and retain talented executives who are capable of carrying out the objectives, goals and strategic initiatives established by the Board and executive management;

•

make the interests of our executives consistent with those of stockholders by keeping a significant portion of NEO compensation “at risk” and linked to both our short-term and long-term financial success; and

•	provide a total compensation program that drives individual contributions to our business results through a “pay-for-performance” compensation system.

What elements of compensation does the Company provide to executives to meet the objectives of its compensation programs?

We provide the following forms of compensation to our NEOs:

•	base salary;

•	annual cash bonus;

•	performance-based share awards;

•	stock options;

•	select perquisites;

•	severance and change in control benefits;

•	401(k) savings and deferred compensation plans; and

•	health, life and disability insurance programs.

Executive Compensation Program Design

What role do compensation consultants play in designing the Company’s compensation programs?

The Leadership Development and Compensation Committee’s goal is to establish total NEO compensation that promotes the objectives discussed above, and in particular at a level which is competitive enough to enable us to attract and retain talented executives. To assist with this analysis, the Leadership Development and Compensation Committee has engaged Hay Group, Inc. (“Hay Group”) to analyze the appropriate level of compensation for each NEO’s position and to provide appropriate “benchmarking” data (as discussed in greater detail below). For each NEO, Hay Group reviews the responsibilities assigned to his or her position, the knowledge and skills necessary to perform his or her job function, the importance of his or her role to the organization, and the scope of his or her business function. As part of its evaluation, Hay Group periodically interviews certain executives, reviews our organizational structure, and relies upon its collective retail consulting experience. Hay Group uses all of this information to analyze retail compensation market data and to ensure that each NEO’s position is compared to the appropriate benchmarking data.

Hay Group also provides the Leadership Development and Compensation Committee with materials describing compensation trends in the retail industry and general “best practices.” This allows the Leadership Development and Compensation Committee to review our pay practices against our peers in the U.S. marketplace. The total amount of fees paid to the Hay Group for services to the Leadership Development and Compensation Committee in fiscal 2011 was approximately $71,809. In addition, the Leadership Development and Compensation Committee reimburses the Hay Group for reasonable travel and business expenses. The Hay Group received other fees from the Company in fiscal 2011 of approximately $139,380 to provide the Company with information on retail industry general compensation trends, stock option valuation services, benchmarking evaluations and market updates for non-executive employees and work related to our sourcing offices in China and new stores in California. The decision to engage the Hay Group for services other than to the Leadership Development and Compensation Committee was made by management and was reviewed and approved by the Leadership Development and Compensation Committee.

The Leadership Development and Compensation Committee also has retained a second independent consultant, Steven Hall & Partners, to review compensation materials prepared by management and Hay Group. Steven Hall & Partners reviews recommended compensation amounts and levels and further advises the Leadership Development and Compensation Committee on compensation matters, including executive compensation trends and best practices. Unlike Hay Group, Steven Hall & Partners does not provide other advice or services to our management and is hired by and takes direction solely from the Leadership Development and Compensation Committee.

The Leadership Development and Compensation Committee’s Charter grants it sole authority to select, retain and terminate compensation consultants.

What role does management play in designing the Company’s compensation programs?

The annual compensation review process for all corporate employees, including our NEOs, occurs at the end of each fiscal year. At that time, the CEO discusses the performance of each of the other NEOs with the Leadership Development and Compensation Committee. The Leadership Development and Compensation Committee receives management’s recommendations on the appropriate compensation packages for each NEO, together with benchmarking data for each NEO. The Leadership Development and Compensation Committee also considers “tally sheets” (described in more detail below) prepared by our Human Resources department.

The CEO submits a self-evaluation to the Board and each director completes an evaluation of the CEO. The evaluation results are compiled by the Chair of the Leadership Development and Compensation Committee and the Lead Director, presented to the independent members of the Board and discussed during an executive session.

The Leadership Development and Compensation Committee meets separately with Hay Group and then with Steven Hall & Partners to discuss the CEO’s compensation package. The Chairman of the Leadership Development and Compensation Committee and the Lead Director then meet with the CEO to discuss his performance evaluation, compensation package and the related market data.

What information is included in the “tally sheets” reviewed by the Leadership Development and Compensation Committee?

Tally sheets describe the total dollar value of each NEO’s annual compensation for the past three years. The total dollar value includes salary, and short-term and long-term incentive compensation (collectively “Total Direct Compensation”), and the costs we incur to provide various health and insurance benefits and perquisites to our NEOs. The tally sheets also describe each NEO’s accumulated realized and unrealized stock option gains, any stock awards made under our performance share rights program, and the amounts our NEOs will receive if they leave the Company under various circumstances, such as retirement or termination in connection with a change in control. The Leadership Development and Compensation Committee’s annual review of tally sheets helps the Leadership Development and Compensation Committee oversee the design of our executive compensation program by providing a more complete picture of the current and historical compensation of each NEO.

How does the Company use benchmarking data to help establish NEO Compensation?

Because one of our primary compensation objectives is to provide compensation packages competitive with those of our peers in the retail sector, benchmarking data is vital to help us establish NEO compensation.

Hay Group compares the pay levels of our NEOs to positions of similar responsibility and job scope at U.S. companies contained in Hay Group’s All Retail Industry Database (the “Hay Retail Industry Database”). The Hay Retail Industry Database contains information on almost 100 U.S. retail companies, including most of our direct competitors, such as Big Lots, Inc., Dollar General Corporation, Dollar Tree, Inc. and Wal-Mart Stores, Inc. The Hay Retail Industry Database is recognized as a leading compensation survey for the retail sector, and contains a broad representation of the retail sector’s pay practices. The list of companies that comprised the Hay Retail Industry Database when we established fiscal 2011 compensation packages for our NEOs is attached to this Proxy Statement as Appendix A.

Once Hay Group identifies positions comparable to those of our NEOs at companies within the Hay Retail Industry Database, it provides the Leadership Development and Compensation Committee with information about the total compensation packages for those comparable positions at other retail companies, as well as benchmarking data for each component of executive compensation. Hay Group also analyzes the mix of pay offered to our NEOs, comparing fixed and variable pay as well as short-term and long-term incentives. Management provides recommendations to the Leadership Development and Compensation Committee regarding NEO compensation, and the Leadership Development and Compensation Committee then determines base salary and target levels of annual short-term and long-term incentive awards for our NEOs after considering these recommendations together with the benchmarking data provided by Hay Group.

The Total Direct Compensation offered to each NEO, as well as the components of Total Direct Compensation, vary as a result of the differing job scopes and complexity of each role. These differences in job responsibilities are reflected in the compensation survey data reviewed annually by the Leadership Development and Compensation Committee.

How does the Leadership Development and Compensation Committee determine the amounts of specific compensation elements?

We have not established a formula or pre-set methodology to allocate NEO compensation among the elements of Total Direct Compensation. However, the Leadership Development and Compensation Committee

generally has established the Total Direct Compensation level of each NEO near the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database and generally sets base salaries at or near the 50th percentile. In fiscal 2011, the percentage of base salary for each NEO has either approximated the percentile goal or ranged between the 25th and 50th percentile for similar positions at retail companies in the Hay Retail Industry Database, actual annual incentive payouts (which are performance-based) were at or above the median of the retail market, while the long-term equity portion of their compensation (which is performance-based) has either approximated the percentile goal or ranged between the 25th and 50th percentile for similar positions at retail companies in the Hay Retail Industry Database, assuming the achievement of performance targets.

To determine the proper mix of compensation types, the Leadership Development and Compensation Committee considers a number of subjective factors, including:

•

Current market practices. We compare both total compensation and each element of our executives’ compensation packages against the Hay Retail Industry Database, paying special attention to the compensation practices of our most direct competitors. We rely on our compensation consultants and our Human Resources managers to provide information about the compensation practices of our peers. We also look at our recent successes or failures in recruiting and retaining executives to help us establish compensation levels.

•

Personal performance. We consider the recommendations of our CEO regarding the compensation of the other NEOs, including individual performance ratings, and experience of the NEO, along with the CEO’s view on compensation matters, when making compensation decisions at the end of each fiscal year. The Leadership Development and Compensation Committee has not established specific qualitative or quantitative guidelines, other than goals for overall Company performance pursuant to the incentive programs, to measure the personal performance of any NEO. However, the Leadership Development and Compensation Committee may consider subjective personal performance criteria when establishing NEO compensation.

•

Balance. Our compensation program is intended to be balanced. We recognize the need to provide sufficient guaranteed short-term income to executives through base salary and benefits and also the need to balance that income with at-risk, performance-based short-term and longer-term financial rewards which promote achievement of our goals. Further, we believe that as an individual’s level of responsibility and ability to contribute to our financial success increases, that individual’s total compensation also should increase. Likewise, as an individual’s total compensation increases, we believe that the ratio of equity to non-equity compensation and performance-based compensation to total compensation also should increase.

•

Compensation best practices. We believe that compensation decisions should be reasonable, understandable, responsible and tied to the best interests of our stockholders. Therefore, we continuously monitor developments in executive compensation “best practices” to help us achieve our compensation objectives.

The Leadership Development and Compensation Committee does not consider an executive’s total equity ownership or gains from prior equity incentive awards in determining Total Direct Compensation.

Elements of Executive Compensation

What are the elements of the Company’s executive compensation?

The compensation packages for our executives, including our NEOs, consist of a base salary and short-term and long-term incentive programs which are designed to ensure that a substantial portion of an executive’s compensation package is based on “pay for performance.” As described below, the short-term incentive program provides for payment of an annual cash bonus if we achieve certain pre-tax earnings goals, while the long-term incentive programs provide for the issuance of stock awards (Performance Share Rights and stock options, as further discussed below) which are earned or vested over multi-year periods and the value of which is dependent upon our performance, including our market stock price. These programs are implemented pursuant to the terms of the stockholder approved 2006 Plan.

How does the Company set base salaries for its NEOs?

Initially upon hire or promotion, and then on an annual basis thereafter, the Leadership Development and Compensation Committee considers whether and to what extent adjustments to each NEO’s base salary should be made. We determine the base salary ranges for our NEOs primarily by reviewing compensation surveys. This information is most often provided by recruiters and the Leadership Development and Compensation Committee’s consultants. Generally, we target our NEOs’ base salaries at the 50th percentile of companies in the Hay Retail Industry Database. The Leadership Development and Compensation Committee believes that setting salaries lower than the median would prevent us from attracting and retaining top quality executive talent, while setting salaries at a higher level may over-compensate executives without requiring performance.

Once we determine the appropriate compensation ranges for our executives, we establish the specific salary for each NEO. To determine individual salaries, we consider each NEO’s experience, his or her tenure with Family Dollar, his or her pay in comparison to our other officers, competitive information provided by the Leadership Development and Compensation Committee’s consultants, and the NEO’s contribution to our objectives. We also consider our operating performance, and the NEO’s specific contributions to our performance, when setting executive salaries.

The base salaries paid to our NEOs in fiscal 2011 are contained in the Summary Compensation Table in this Proxy Statement. Information with respect to our NEOs’ fiscal 2012 compensation, including base salary levels, is set forth under the heading “NEO Compensation for Fiscal 2012” later in this discussion.

Analysis of fiscal 2011 NEO base salaries

We adjusted the base salaries paid to each NEO effective as of October 17, 2010, to reflect market conditions and in accordance with our practice described above. All salary adjustments also took into account the contributions of each NEO in leading the Company to record earnings in fiscal 2010 as well the Company’s overall performance, including mitigated inventory risk and improved cost containment.

Mr. Levine’s base salary was increased by 3.50% in recognition of the Company’s performance and to keep his base salary within an acceptable range of the Leadership Development and Compensation Committee’s 50th percentile target for base salary. This adjustment was also made to maintain the Leadership Development and Compensation Committee’s desired balance between base salary and long-term equity compensation.

Mr. Kelly’s base salary increase of 2.96% provided Mr. Kelly with a competitive cash structure and maintains our desired mix between cash and equity compensation. The base salary offered to Mr. Kelly in fiscal 2011 put him within an acceptable range of the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database.

Ms. Flur received an increase of 4.94% in base salary. The base salary increase Ms. Flur received was in recognition of her fiscal 2010 performance and to put her within an acceptable range of the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database.

Mr. Gibson received a 2.96% increase to his base salary. The base salary offered to Mr. Gibson in fiscal 2011 put him within an acceptable range of the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database.

Mr. Smith received a 3.50% increase to his base salary. The base salary offered to Mr. Smith in fiscal 2011 was in recognition of his fiscal 2010 performance and to put him within an acceptable range of the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database.

Why does the Company award an annual cash bonus to executives, and how does the Company determine the amount of the annual cash bonus?

Pursuant to the Guidelines for Annual Cash Bonus Awards established under the 2006 Plan (the “Cash Bonus Award Guidelines”), we provide short-term annual cash incentive awards, in the form of an annual cash bonus to NEOs to drive our short-term performance goals for annual pre-tax earnings (i.e., income prior to the deduction of income taxes). The short-term incentive performance goals are derived from our strategic planning process. We use the procedures described above under the heading “Executive Compensation Program Design” to determine the appropriate annual target bonus for each executive. In addition, we may award discretionary bonuses from time to time in order to assist in our recruitment or retention of executive officers, though we generally do not engage in this practice.

For NEOs, annual target bonuses currently range from 40% to 100% of his or her annual base salary (the “Target Bonus”). Consistent with our pay-for-performance philosophy, we believe that exemplary Company performance should be rewarded. Therefore, senior executives who have the most opportunity to impact our operating initiatives have a larger potential bonus than other participants in the program, so that their compensation is more closely tied to the achievement of our earnings goals. This provides our senior executives, including the NEOs, with powerful incentives to ensure we meet our performance goals.

Information regarding the annual cash bonus actually paid to our NEOs for fiscal 2011, fiscal 2010 and fiscal 2009 performance can be found in the Summary Compensation Table in this Proxy Statement.

For fiscal 2011, Target Bonuses under the Cash Bonus Award Guidelines approved by the Leadership Development and Compensation Committee for the NEOs were as follows:

Name	Target Bonus
Howard R. Levine	100% of base salary
R. James Kelly	75% of base salary
Charles S. Gibson, Jr.	55% of base salary
Dorlisa K. Flur	55% of base salary
Kenneth T. Smith	40% of base salary

Analysis of Fiscal 2011 Target Bonuses

Consistent with our overall compensation philosophy, the Target Bonus for each of our NEOs in fiscal 2011, with the exception of Mr. Smith, approximated the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database. The Target Bonus for Mr. Smith was below the 50th percentile for similar CFOs at retail companies in the Hay Retail Industry Database; however, it was established at the same level as other officers of the Company holding the title of Senior Vice President. The actual payouts under the Target Bonus for 2011 were at or above the median for retail companies in the Hay Retail Industry Database.

Analysis of Establishment of Pre-Tax Earnings Goal

Annual cash bonus awards are an important part of our compensation structure. The Leadership Development and Compensation Committee believes that establishing a target that requires a level of performance consistent with our earnings goal but that can be reached in most years aligns the interests of our NEOs with those of our stockholders. The Leadership Development and Compensation Committee considers the Company’s historical financial position, the economic environment, the financial performance of our competitors, and management’s proposed fiscal financial plan when establishing performance targets based on financial goals. These targets are meant to ensure that our officers’ total cash compensation is consistent with officers of our peer companies, if the Company’s financial performance is consistent with those peers. For fiscal 2011, our pre-tax earnings target goal (as adjusted in accordance with the terms of the Cash Bonus Award

Guidelines) was $625.9 million. As reflected in the chart below, our actual pre-tax earnings of $617.2 million for fiscal 2011 was below our target goal, resulting in a payout of 95.4% of each NEO’s Target Bonus. See the table and discussion under the heading “Cash Bonus Awards” in this Proxy Statement for more information on the calculation of bonus awards and minimum and maximum payout amounts.

The following chart sets forth the Target Bonus payout in relation to our pre-tax earnings target goals over the last ten fiscal years:

(1)

Pursuant to the 2006 Plan, the Leadership Development and Compensation Committee will adjust the calculation of pre-tax earnings under the Cash Bonus Award Guidelines to exclude unusual, non-recurring or other extraordinary items that may positively or negatively impact our pre-tax earnings.

(2)

Excludes the impact of a $45 million litigation charge and a $10.5 million charge related to stock option expenses. See Notes 8 and 10 to the Consolidated Financial Statements in our fiscal 2006 Annual Report for a description of these charges.

(3)

Excludes the impact of approximately $22 million in expenses and settlement costs related to our stockholder derivative litigation. See Note 8 to the Consolidated Financial Statements in our fiscal 2007 Annual Report, Note 10 to the Consolidated Financial Statements in our fiscal 2006 Annual Report, and our Current Report on Form 8-K filed with the SEC on June 26, 2007, for a description of this litigation and the related settlement.

(4)

Excludes approximately $420,000 in expenses related to our stockholder derivative litigation and related matters. See Note 8 to the Consolidated Financial Statements in our fiscal 2007 Annual Report, Note 10 to the Consolidated Financial Statements in our fiscal 2006 Annual Report, and our Current Report on Form 8-K filed with the SEC on June 26, 2007, for a description of this litigation and the related settlement.

(5)	Excludes an $8.5 million net impact related to a favorable insurance settlement.

(6)	Excludes approximately $8.8 million in interest expense related to our issuance of public debt in January 2011.

The Company’s independent auditor, PwC, reviews our pre-tax earnings calculation and advises the Leadership Development and Compensation Committee as to whether such calculation was accurately prepared prior to any bonuses being approved by the committee for payment to our executives.

Why does the Company provide long-term incentive awards to executives, and how does the Company determine the amount of those awards?

We believe that a large portion of each NEO’s compensation should be both performance-based and in the form of equity awards. Our long-term incentive awards are designed to make the interests of management and executives consistent with those of our stockholders. We currently provide two types of long-term incentive compensation: stock options and performance share rights (“PSRs”). PSR awards give recipients the right to be issued shares of our common stock, if we perform at a certain level as compared to a selected peer group of companies (the “Performance Peer Group”) over the relevant performance period. These awards are made under the 2006 Plan. We do not grant any restricted stock or restricted stock units that vest solely on the basis of service-based holding periods.

We use the procedures described above under the heading “Executive Compensation Program Design” to determine the appropriate total dollar value of long-term equity incentive compensation to award each NEO. We review this dollar value each year against the benchmarking data provided by Hay Group and may change it based on that benchmarking data, the NEO’s performance, market conditions or each NEO’s mix of total compensation. Once we establish the appropriate dollar value of long-term equity incentive compensation to be granted to a NEO in a particular fiscal year, it is divided equally between stock options and PSRs at target.

Option and PSR awards are denominated in shares. The number of shares awarded is determined by dividing the total dollar value of long-term incentive compensation to be awarded to an NEO by a dollar value derived from the grant date fair value of our stock options and PSRs, each calculated in accordance with FASB ASC Topic 718.

Analysis of Long-Term Incentive Compensation

The target dollar value of the long-term incentive compensation granted to each NEO in fiscal 2011 was equal to the dollar value of the long-term incentive compensation granted to each NEO in fiscal 2010, with the exception of a larger grant made to Ms. Flur. When established by the Leadership Development and Compensation Committee, the target dollar value of each NEO’s long-term incentive compensation for fiscal 2011 approximated or exceeded the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database.

We believe that equally balancing long-term equity incentive compensation awards between stock options and PSRs results in long-term compensation that drives Company performance both in the stock market and against our Performance Peer Group. This mix of stock options and PSRs also supports our ongoing management of stockholder dilution and reduces our historical dependence on stock options. Assigning a dollar value to these grants helps the executive officers understand the true value of their equity compensation and also helps us to manage our compensation costs for each executive officer.

Information regarding the grant date fair value and the number of stock options and PSRs granted to our NEOs in fiscal 2011 for performance in fiscal 2010 can be found in the 2011 Grants of Plan-Based Awards Table in this Proxy Statement. Information regarding each NEO’s fiscal 2012 compensation, including their long-term equity incentive compensation granted in respect of fiscal 2011 performance, is set forth under the heading “NEO Compensation for Fiscal 2012” later in this discussion.

What is the purpose of the PSR program?

We believe that the PSR program focuses our officers on financial performance factors that are critical to driving long-term value for our stockholders, while also recognizing that the potential to achieve such performance is, in part, subject to various macroeconomic and other factors that are beyond the control of our executive officers. We believe that measuring our performance in terms of pre-tax income growth and average annual return on equity against other retail companies provides a pay-for-performance system that is appropriately competitive and rewarding. The awards of common stock under the PSR program reward our officers if our performance relative to the Performance Peer Group meets certain hurdles during periods when the stock options held by our officers may have diminished in value as a result of factors impacting the equity markets or the entire retail channel. For a complete description of the terms of our PSR program, see the description of the program following the “2011 Grants of Plan-Based Awards” table in this Proxy Statement.

How does the Company select its peer group for the PSR program?

The Leadership Development and Compensation Committee reviews and approves the Performance Peer Group annually, making adjustments as appropriate. Each year, the Hay Group provides data on the Performance Peer Group companies to the Leadership Development and Compensation Committee. This data includes financial data as well as publicly-announced retail strategies for each company. Generally, members of the Performance Peer Group must:

•	be a publicly traded retailer based in the United States;

•	have a customer base that is similar to that of the Company;

•	have overlapping merchandise lines with the Company; and/or

•	maintain a similar focus on real estate management.

For the fiscal 2009 – 2011 performance period, our Performance Peer Group includes the following companies: 99 Cent Only Stores, Advance Auto Parts Inc., Big Lots, Inc., Casey’s General Stores, Inc., The Cato Corporation, Collective Brands, Inc., Dollar Tree Inc., Duckwall-ALCO Stores, Inc., Fred’s Inc., Kohl’s Corporation, Rite Aid Corporation, Ross Stores Inc., SuperValu Inc., Target Corporation, The Pantry, Inc., Walgreen Company and Wal-Mart Stores, Inc.

The Leadership Development and Compensation Committee did not change the Performance Peer Group for the fiscal 2010 – 2012 performance period.

In August 2010, based on the criteria outlined above, the Leadership Development and Compensation Committee revised the Performance Peer Group for the fiscal 2011 – 2013 performance period. For this fiscal 2011 – 2013 performance period, our Performance Peer Group includes the following companies: 99 Cent Only Stores, Advance Auto Parts Inc., Big Lots, Inc., Casey’s General Stores, Inc., The Cato Corporation, Collective Brands, Inc., Dollar General Corporation, Dollar Tree Inc., Duckwall-ALCO Stores, Inc., Fred’s Inc., Kohl’s Corporation, Ross Stores, Inc., SuperValu Inc., Target Corporation, The Pantry, Inc., Walgreen Company and Wal-Mart Stores, Inc.

The Leadership Development and Compensation Committee did not change the Performance Peer Group for the fiscal 2012 – 2014 performance period.

Why does the Company choose to make long-term equity incentive awards in the form of stock options?

Stock options are designed to reward NEOs for building long-term stockholder value, as represented by the price of our common stock. We award stock options because they provide value to our executive officers only if the price of our common stock appreciates between the grant date and the exercise date and the executive remains employed by the Company until the stock option vests (subject to certain retirement provisions, as further described below). Accordingly, stock option awards help us achieve the primary goals of our executive compensation program: to assist our retention efforts by encouraging our executive officers to remain employed by the Company for the full term of the stock option and to align the interests of our NEOs directly with the interests of our stockholders. For a description of the terms of our stock option program and awards, see the description of the program following the “2011 Grants of Plan-Based Awards” table in this Proxy Statement.

When does the Company issue equity awards?

We have adopted a policy of making equity awards on pre-established dates to avoid any concern that grant dates have been selected based upon the release of material information about the Company. Annual equity awards for all eligible participants in our equity plans, including NEOs, are presented to the Leadership Development and Compensation Committee for approval at a Leadership Development and Compensation Committee meeting scheduled for the first Tuesday after our fiscal year-end earnings release. Equity awards are occasionally given to Team Members throughout the year in connection with new hires and/or promotions. For newly hired or promoted officers at or above the level of Vice President, equity awards are approved quarterly by the Leadership Development and Compensation Committee at a meeting held on the second Tuesday of the first month of each fiscal quarter. For newly hired or promoted Team Members below the level of Vice President, equity awards are approved by the Equity Award Committee on the first Tuesday following the Company’s quarterly earnings release, or on the second Tuesday of each month of the National Retail Federation Retail Sales and Reporting and Merchandising Calendar, if the Company has not issued a quarterly earnings release in the week prior to the issuance of the award. The exercise price for all stock options is determined by the closing price of our common stock on the date the option grant is approved. The grant date for all equity awards is the date the awards are approved by the Leadership Development and Compensation Committee or the Equity Award Committee.

What perquisites does the Company offer to its executives?

NEOs (along with selected other executives) participate in a Medical Expense Reimbursement Plan and are offered executive disability insurance coverage paid by the Company. Pursuant to his employment agreement, Mr. Levine also is entitled to non-exclusive personal use of the Company’s aircraft, subject to certain limits established by the Leadership Development and Compensation Committee each year and is provided with personal umbrella liability insurance coverage. For fiscal 2011, the Board limited Mr. Levine’s personal use of the Company’s aircraft to 70 hours, of which Mr. Levine used approximately 49 hours. Mr. Levine’s personal use of the Company’s aircraft is reviewed annually by the Leadership Development and Compensation Committee and is considered by the Leadership Development and Compensation Committee in setting Mr. Levine’s Total Direct Compensation each year.

We believe that the perquisites offered by the Company are minimal in cost and necessary to attract and retain talented executives, as many of our competitors offer similar benefits. With the exception of Mr. Levine’s use of the Company’s aircraft, we do not offer NEOs any perquisites other than those benefits generally available to all of our Team Members, except as further described in Note 4 to the “Summary Compensation Table” in this Proxy Statement. Accordingly, we view these perquisites as reasonable and necessary to our compensation program.

Does the Company provide employment contracts to NEOs?

We currently have employment agreements with two of our NEOs: the Chairman of the Board and CEO, Howard R. Levine, and the former President and Chief Operating Officer, now Vice Chair, R. James Kelly. Under their employment agreements, these executive officers are entitled to certain compensation and benefits and agree to certain non-competition and other covenants. Presently, we do not have employment agreements with any executive officers other than Messrs. Levine, Kelly and Michael K. Bloom, our new President and Chief Operating Officer. We have severance agreements with other executive officers, including the other NEOs, which contain non-compete and other covenants. For more information, see “Employment and Severance Agreements” in this Proxy Statement.

Why does the Company offer severance benefits to its executives?

The Company believes it is necessary to offer severance benefits to our NEOs for several reasons. First, we believe it is in our best interest to ensure that our executive officers will remain dedicated to the Company even if there is a threat or occurrence of a change in control and to reduce any distractions to our executive officers that might be caused by the uncertainties and risks created by a pending or threatened change in control. Second, similarly-situated companies provide severance benefits to their executives, so providing these severance and change in control benefits is necessary for us to remain competitive and to attract and retain talented executives. Finally, the Leadership Development and Compensation Committee determined that it would be in our best interest to enter into severance agreements with our officers at the Senior Vice President level and above, other than Messrs. Levine, Kelly, and Bloom, in consideration for such officers agreeing to be bound by certain non-compete, non-solicitation, non-disparagement and confidentiality provisions not previously applicable to them. We believe that the non-compete and other covenants that are contained in these agreements are important tools in protecting the Company’s future growth and prospects. In establishing these arrangements, the Leadership Development and Compensation Committee also considered the fact that the Company does not provide pension, supplemental executive retention plans, or any above-market or preferential earnings to its NEOs through the Company’s deferred compensation plans.

The aforementioned employment and severance agreements with executives, as well as incentive opportunities under the 2006 Plan, require us to provide compensation or other benefits to NEOs when those individuals are terminated under certain circumstances or there is a change in control of the Company. The type and amount of these payments vary by executive level and the reason for the termination. For a description of the terms of these arrangements, See “Employment and Severance Agreements” and “Potential Payments Upon Termination Or Change Of Control” in this Proxy Statement.

The Leadership Development and Compensation Committee will periodically review these agreements to ensure that these purposes are being achieved and that the payments under such agreements are appropriate.

What type of retirement benefits does the Company provide to its executives?

Incentive Plan Retirement Provisions

The 2006 Plan contains provisions that allow eligible retirees to continue to exercise stock options after the date of their retirement. Specifically, these provisions provide that stock options held by qualifying retirees at the time of their retirement shall continue to vest and be exercisable in accordance with the terms of the 2006 Plan. In order to take advantage of this benefit, a participant must: (a) voluntarily terminate his or her employment, (b) at age sixty years or older, and (c) after a minimum of ten years of service to the Company. Additionally, retirees must agree to abide by certain non-compete and non-solicitation provisions for a period of five years.

Deferred Compensation Plan

The Family Dollar Compensation Deferral Plan (the “Deferred Compensation Plan”) allows certain Team Members, including NEOs, to elect to defer receipt of up to 50% of their base salary and up to 75% of their bonus payments. The Company does not fund, make any contributions to, or provide any interest rate subsidy for the Deferred Compensation Plan. We provide this benefit to attract and retain talented executives, as most of our competitors provide a similar benefit to their executive officers. For a description of the material terms of the Deferred Compensation Plan, see “2011 Non-Qualified Deferred Compensation” in this Proxy Statement.

401(k) Plan

We offer a 401(k) savings plan for all eligible Team Members, including the NEOs. The Company provides a matching contribution equal to 50% of the participant’s contributions of up to 3% of base salary and bonus pay, for a maximum Company contribution of 1.5% of base salary and bonus pay, subject to limits established by the plan and the Internal Revenue Code of 1986, as amended (the “Code”).

Other Executive Officer Compensation Matters

Does the Company have stock ownership guidelines for its executives?

Yes, we have stock ownership guidelines for our NEOs and all other executives who hold the position of Vice President or above. Under the guidelines, those officers are required to achieve and maintain ownership of our common stock in an amount equal to a multiple of their annual base salary, as set forth below. Until an officer achieves those ownership goals, he or she is required to retain 25% of the net value (after the exercise price of any options and after applicable taxes) of any equity award in the Company’s common stock. Our stock ownership guidelines provide for the following ownership levels:

Position	Stock Ownership Guidelines Multiple
Chief Executive Officer	5x annual base salary
Executive Vice Presidents, Chief Financial Officer, Chief Operating Officer or President	3x annual base salary
Senior Vice Presidents	2x annual base salary
Vice Presidents	1x annual base salary

The following forms of equity interests are considered to determine whether an officer has satisfied the stock ownership requirements, based upon the highest market price of the Company’s common stock within the past two years:

•	Stock owned directly by the officer and/or his or her spouse and/or children in his or her household;

•	Stock held in trust for the benefit of the officer and/or his or her immediate family, which is considered to be beneficially owned by the officer; and

•

The after-tax net value of vested unexercised stock options. To determine the after-tax net value under our stock ownership guidelines, we calculate the difference between the exercise price and the value of the stock, less taxes withheld at an assumed rate of 25%.

These requirements ensure that the interests of our executives and our stockholders are aligned and reduce incentive for excessive short-term risk taking.

Does the Company have policies regarding transactions by officers in the Company’s stock?

Yes, the Company has established an “insider trading” compliance policy that requires our directors, NEOs and certain other officers to obtain pre-clearance from our General Counsel for any transaction in the Company’s common stock. The Company also publishes information on appropriate time periods for stock transactions and prohibits short sales of the Company’s common stock or engaging in any trading in publicly-traded puts, calls, warrants, options or similar instruments relating to our common stock. As part of our agreement with Trian Fund Management, L.P., an asset management firm, relating to Mr. Garden’s appointment to the Board, we agreed that Trian and its affiliates could engage in certain securities transactions that would provide Trian with economic interest in the Company that would not be considered violations of our insider trading compliance policy.

Does the Company consider the tax consequences of executive compensation when designing compensation packages?

Yes. Among other things, the Company considers the following:

Deductibility. Section 162(m) of the Code (“Section 162(m)”) provides that publicly held companies may not deduct compensation in excess of $1 million paid to the CEO or any of the three other highest paid executive officers (other than the CFO) in any taxable year if that income is not “performance-based,” as defined in Section 162(m). Our stockholders have approved the 2006 Plan, which was designed to preserve the future deductibility of all compensation paid under the plan. We fully consider Section 162(m) when determining executive compensation packages, and we believe that all applicable executive officer incentive compensation paid in fiscal 2011 met the deductibility requirements of Section 162(m).

FASB ASC Topic 718. We began accounting for share-based payments, including stock options and PSRs, pursuant to FASB ASC Topic 718 on August 28, 2005.

Section 409A of the Code (“Section 409A”). All awards issued under the 2006 Plan are intended either not to be subject to or otherwise to comply with Section 409A.

How does the Company establish compensation for other executive officers who are not NEOs?

Our CEO, with the assistance of other executive officers, reviews compensation materials to determine the compensation packages of Executive and Senior Vice Presidents who are not NEOs. These materials are similar to those reviewed by management and the Leadership Development and Compensation Committee when setting compensation for the NEOs. The CEO reviews proposed compensation packages with the Leadership Development and Compensation Committee and obtains approval for all equity grants made to officers at the level of Vice President or above. In addition, the Leadership Development and Compensation Committee approves compensation packages for any officers who are considered “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Do the Company’s compensation programs reward or encourage executives to take excessive risks?

The design of our compensation programs encourages all Team Members, including NEOs to remain focused on both the short-term and long-term operational and financial goals of the Company. Because our compensation program is balanced and intended to drive our major operating initiatives as they change from time to time, our Team Members do not have an incentive to engage in risky behavior to achieve short-term financial results. Moreover, payouts under both annual cash bonuses and PSRs are capped at 200% of the target incentive opportunity. We do not believe the design of our compensation program encourages our Team Members, including NEOs, to take risks that are new, unique or discrete from those associated with our overall business.

Does the Company have a “clawback” policy?

In the event we restate our financial results due to material non-compliance by the Company with any financial reporting requirements of the federal securities laws, as a result of intentional misconduct (as determined by the independent members of the Board under our 2006 Plan Guidelines for Annual Cash Bonus Awards), our executive officers are required to reimburse the Company the difference between (x) the amount of any cash bonus paid to the executive officer within the twelve months preceding such restatement, and (y) the amount of the bonus such executive officer would have received had the amount of the bonus been calculated based on the restated financial statements.

NEO Compensation for Fiscal 2012

As reported in our Current Report on Form 8-K filed with the SEC on September 9, 2011, the Leadership Development and Compensation Committee approved fiscal 2012 compensation packages for our current senior executives at its meeting on September 6, 2011, with the exception of fiscal 2012 compensation packages that were approved by the Leadership Development and Compensation Committee on September 26, 2011, and reported in our Current Report on Form 8-K Report filed with the SEC on September 28, 2011, for Ms. Flur, who was promoted to Vice Chair, Strategy and Chief Administrative Officer, and Mr. Bloom, who was hired as President and Chief Operating Officer, as follows:

Name	Fiscal 2012 Base Salary(1)	% Increase from FY 2011 Base Salary	Target Bonus Percentage of Base Salary	Stock Options	Target PSR Grant (3-year Performance Period-fiscal 2012-2014)
Howard R. Levine	$1,050,000	1.45%	120%	113,040	33,438
R. James Kelly	$755,000	3.28%	75%	68,580	20,286
Michael K. Bloom	$650,000	—	75%	45,215	24,531	(2)
Dorlisa K. Flur	$500,000	17.65%	60%	22,610	6,688	(3)
Charles S. Gibson, Jr.	$430,000	3.12%	55%	15,075	4,459
Kenneth T. Smith	$325,000	4.67%	40%	9,420	2,787

(1)	Increases to base salaries were effective October 16, 2011.

(2)

Mr. Bloom also received prorated PSR awards of 4,459 target shares for the fiscal 2010 three-year performance period (fiscal 2010-2012) and 8,917 target shares for the fiscal 2011 three-year performance period (fiscal 2011-2013).

(3)

Ms. Flur also received prorated PSR awards of 595 target shares for the fiscal 2010 three-year performance period (fiscal 2010-2012) and 1,189 target shares for the fiscal 2011 three-year performance period (fiscal 2011-2013).

In considering the establishment of fiscal 2012 compensation packages for the NEOs, the Leadership Development and Compensation Committee followed the process described above under “Executive Compensation Program Design” and “Elements of Executive Compensation.”

The Target Bonuses set forth above for fiscal 2012 were maintained at the same level as the previous year, with the exception of Messrs. Levine and Bloom and Ms. Flur. Mr. Levine’s Target Bonus was increased to remain competitive with peer companies in the Hay Retail Industry Database. Previously, Mr. Levine’s Target Bonus has not been increased since 2004. Ms. Flur’s Target Bonus was increased reflecting her promotion to Vice Chair, Strategy and Chief Administrative Officer and Mr. Bloom was new to the Company. The dollar value of long-term incentive compensation for each of the NEOs was increased to more closely align with the median for similar positions in the Hay Retail Industry Database, with the exception of Mr. Kelly and Mr. Gibson, who were maintained at the same level as the previous year. The dollar value of long-term incentive compensation is divided equally among PSRs and stock options. For a further discussion of the Company’s philosophy and process for establishing the Target Bonus and long-term incentive compensation levels, see the discussion of these matters set forth above.

Summary

The CEO, the Company’s Human Resources department and the Leadership Development and Compensation Committee, with advice from its consultants, have reviewed all components of each NEO’s compensation, including base salary, Target Bonus and long-term equity incentive compensation. We have determined that the compensation packages awarded to our NEOs are consistent with our goals to provide compensation that is competitive with the compensation offered by our peers, to drive the Company’s financial performance, and to align the interests of our NEOs with our stockholders. Accordingly, we believe that our compensation programs are reasonable, competitive and not excessive.

COMPENSATION COMMITTEE REPORT

The Leadership Development and Compensation Committee of the Board of Directors has reviewed and discussed the above section titled “Compensation Discussion and Analysis“ with management, and, based on such review and discussions, recommended to the Board of Directors that the section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for fiscal 2011.

This report is submitted by Pamela L. Davies, Sharon Allred Decker, Edward C. Dolby and Dale C. Pond as the members of the Leadership Development and Compensation Committee.

2011 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during fiscal 2011, 2010 and 2009 by the NEOs to the extent required by SEC regulations.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation($)(1)		All Other Compensation ($)(4)		Total ($)
Howard R. Levine	2011	1,030,289	—	1,435,958	1,197,158	982,253	(5)	101,737	(6)	4,747,395
Chairman of the Board and	2010	998,464	—	1,391,051	1,258,630	1,560,095	(7)	94,766	(6)	5,303,006
Chief Executive Officer	2009	948,654	—	1,338,224	1,308,528	1,894,615	(8)	122,705	(6)	5,612,726

R. James Kelly	2011	728,624	—	1,045,360	871,563	521,083	(5)	20,621		3,187,251
President and Chief Operating Officer	2010	708,920	—	1,012,691	916,296	830,773	(7)	20,499		3,489,179
	2009	674,519	—	981,891	960,106	1,011,058	(8)	20,499		3,648,073

Charles S. Gibson, Jr.	2011	415,384	—	229,766	191,557	217,956	(5)	19,155		1,073,818
Executive Vice President-	2010	404,094	—	222,575	201,407	346,942	(7)	18,702		1,193,720
Supply Chain	2009	369,750	—	215,800	211,025	406,450	(8)	17,142		1,220,167

Dorlisa K. Flur(9)	2011	422,308	—	252,729	210,730	221,510	(5)	18,594		1,125,871
Executive Vice President-	2010	406,502	—	283,799	201,407	349,013	(7)	19,287		1,260,008
Chief Merchandising Officer	2009	369,615		156,465	153,008	406,154	(8)	14,112		1,099,354

Kenneth T. Smith	2011	309,086	—	114,906	95,807	117,994	(5)	16,438		654,231
Senior Vice President-	2010	299,347	—	111,287	100,704	187,090	(7)	15,940		714,368
Chief Financial Officer	2009	274,520	—	107,900	105,513	219,231	(8)	15,846		723,010

(1)	Includes amounts deferred by certain of the NEOs pursuant to the Deferred Compensation Plan. See “2011 Non-Qualified Deferred Compensation” in this Proxy Statement.

(2)

The amounts shown in this column indicate the aggregate grant date fair value of PSRs awarded in fiscal 2011, 2010 and 2009 computed in accordance with FASB ASC Topic 718, based upon the probable outcome of their performance conditions but excluding the effect of estimated forfeitures. See Note 10 to the Consolidated Financial Statements included in our fiscal 2009 Annual Report, Note 11 to the Consolidated Financial Statements included in our fiscal 2010 Annual Report and Note 11 to the Consolidated Financial Statements included in our fiscal 2011 Annual Report for a discussion of the relevant assumptions made in these valuations. For a description of the PSR awards granted to our NEOs, see the discussion under “2011 Grants of Plan-Based Awards” in this Proxy Statement. The value of PSRs awarded to Mr. Levine at the grant date assuming that the highest level of performance conditions will be achieved was $2,871,915 in fiscal 2011, $2,782,103 in fiscal 2010 and $2,676,449 in fiscal 2009. The value of PSRs awarded to Mr. Kelly at the grant date assuming that the highest level of performance conditions will be achieved was $2,090,720 in fiscal 2011, $2,025,382 in fiscal 2010 and $1,963,782 in fiscal 2009. The value of PSRs awarded to Mr. Gibson at the grant date assuming that the highest level of performance conditions will be achieved was $459,532 in fiscal 2011, $445,150 in fiscal 2010 and $431,599 in fiscal 2009. The value of PSRs awarded to Ms. Flur at the grant date assuming that the highest level of performance conditions will be achieved was $505,458 in fiscal 2011, $567,597 in fiscal 2010 and $312,931 in fiscal 2009. The value of PSRs awarded to Mr. Smith at the grant date assuming that the highest level of performance conditions will be achieved was $229,812 in fiscal 2011, $222,575 in fiscal 2010 and $215,800 in fiscal 2009.

(3)

The amounts shown in this column indicate the aggregate grant date fair value for stock option awards in fiscal 2011, 2010 and 2009 computed in accordance with FASB ASC Topic 718. See Note 10 to the Consolidated Financial Statements included in our fiscal 2009 Annual Report, Note 11 to the Consolidated Financial Statements included in our fiscal 2010 Annual Report and Note 11 to the Consolidated Financial Statements included in our fiscal 2011 Annual Report for a discussion of the relevant assumptions made in these valuations. For a description of the stock option awards granted to our NEOs, see the discussion under “2011 Grants of Plan-Based Awards” in this Proxy Statement.

(4)

All Other Compensation for fiscal 2011 includes insurance premiums paid in the following amounts: (i) $34 for short term disability insurance coverage for each NEO, (ii) $7,567 for our Medical Expense Reimbursement Program for each NEO, (iii) $2,370 for long term disability insurance coverage for each NEO, and (iv) $2,805 for personal umbrella liability insurance coverage for Mr. Levine only. This column also includes our contributions to the 401(k) plan, executive disability insurance coverage and term life insurance coverage for each NEO, as follows:

Name	401(k) ($)	Executive Disability ($)	Term Life Insurance (including Accidental Death and Dismemberment) ($)
Howard R. Levine	3,675	4,589	1,160
R. James Kelly	3,675	5,814	1,160
Charles S. Gibson, Jr.	3,675	4,541	967
Dorlisa K. Flur	3,675	3,961	987
Kenneth T. Smith	3,778	1,968	720

All such amounts were determined by reference to the cash costs we paid for the item.

(5)

Represents amounts earned under the Cash Bonus Awards Guidelines for performance in fiscal 2011 but paid in fiscal 2012. Our fiscal 2011 pre-tax earnings (as adjusted) fell short of our target goal by about 1.4% resulting in a payment of approximately 95.4% of Target Bonus.

(6)

Includes the incremental cost to the Company of Mr. Levine’s personal use of Family Dollar aircraft which amounted to $79,537 in fiscal 2011, $69,199 in fiscal 2010, and $97,258 in fiscal 2009. We determine the incremental cost of Mr. Levine’s personal use of the Company’s aircraft by multiplying the total of Mr. Levine’s personal flight hours in a fiscal year (including “dead head” hours), by the per hour incremental cost of all Family Dollar aircraft for the same fiscal year. The incremental aircraft cost per hour is determined by adding the cost of fuel, repairs, supplies, crew travel and meals, landing and trip-related hangar and parking costs, and then dividing that figure by the total annual flight hours for all Family Dollar aircraft.

(7)

Represents amounts earned under the Cash Bonus Awards Guidelines for performance in fiscal 2010 but paid in fiscal 2011. Our fiscal 2010 pre-tax earnings exceeded our target goal by about 16.3%, resulting in a payment of approximately 156.4% of Target Bonus.

(8)

Represents amounts earned under the Cash Bonus Awards Guidelines for performance in fiscal 2009 but paid in fiscal 2010. Our fiscal 2009 pre-tax earnings exceeded our target goal by more than 25%, resulting in a payment of approximately 200% of Target Bonus.

2011 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to our NEOs during fiscal 2011.

	Plan	Grant Date(4)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Howard R. Levine	(1)	10/12/2010	517,500	1,035,000	2,070,000
	(2)	10/12/2010				7,786	31,142	62,284			1,435,958
	(3)	10/12/2010							103,650	46.11	1,197,158

R. James Kelly	(1)	10/12/2010	274,125	548,250	1,096,500
	(2)	10/12/2010				5,668	22,671	45,342			1,045,360
	(3)	10/12/2010							75,460	46.11	871,563

Charles S. Gibson, Jr.	(1)	10/12/2010	114,675	229,350	458,700
	(2)	10/12/2010				1,246	4,983	9,966			229,766
	(3)	10/12/2010							16,585	46.11	191,557

Dorlisa K. Flur	(1)	10/12/2010	116,875	233,750	467,500
	(2)	10/12/2010				1,371	5,481	10,962			252,729
	(3)	10/12/2010							18,245	46.11	210,730

Kenneth T. Smith	(1)	10/12/2010	62,100	124,200	248,400
	(2)	10/12/2010				623	2,492	4,984			114,906
	(3)	10/12/2010							8,295	46.11	95,807

(1)

Represents threshold, target and maximum payout levels based on Company performance pursuant to fiscal 2011 awards granted under the Cash Bonus Awards Guidelines. The actual amount earned by each NEO for fiscal 2011 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. For more information regarding the Cash Bonus Awards Guidelines, see the discussion in “Compensation Discussion and Analysis” in this Proxy Statement and the description following this table.

(2)

Represents threshold, target and maximum payout levels pursuant to three-year PSR awards for the fiscal 2011 – 2013 performance period. These awards were granted pursuant to the 2006 Plan in fiscal 2011.

(3)	Represents stock option awards granted pursuant to the 2006 Plan in fiscal 2011.

(4)	In each case, the grant date is the same as the Leadership Development and Compensation Committee approval date.

(5)

The amounts shown in this column indicate the grant date fair value of PSRs and option awards computed in accordance with FASB ASC Topic 718, in the case of the PSRs, based upon the probable outcome of their performance conditions but excluding the effects of estimated forfeitures. See Note 11 to the Consolidated Financial Statements included in our 2011 Annual Report for a discussion of the relevant assumptions made in these valuations.

Description of Plan-Based Awards

All plan-based awards granted in fiscal 2011 and reported in the 2011 Grants of Plan-Based Awards table were granted under and subject to the terms of the 2006 Plan. The 2006 Plan is administered by the Leadership Development and Compensation Committee or, at the discretion of the Board, the 2006 Plan may from time to time be administered by the Board. The Leadership Development and Compensation Committee has, with certain limitations, the exclusive power to, among other things, establish the design of awards; determine performance measures; grant awards; designate participants; determine the type or types of awards to be granted to each participant; and to set the terms and conditions of any award granted under the 2006 Plan. To the extent permitted by applicable law, the Leadership Development and Compensation Committee may delegate its authority to any individual or committee of individuals.

Cash Bonus Awards. Under the Cash Bonus Award Guidelines, NEOs are eligible to receive an annual cash bonus equal to a percentage of their base salary. The percentage of the Target Bonus actually paid is determined by our achievement of pre-tax earnings goals, as established by the Leadership Development and Compensation Committee. The Cash Bonus Award Guidelines are designed so that bonuses are increased if we exceed our earnings goals, and decreased if we miss our earnings goals.

As illustrated in the following chart, the potential bonus is increased by 3.33% for each 1% by which the goal is exceeded, up to a maximum of 50% additional bonus if we exceed our earnings goals by 15%. Thereafter, the bonus will increase by 5% for each 1% by which the goal is exceeded up to a cap of 200% of bonus award. Conversely, if we do not meet our pre-tax earnings goals, the potential bonus is decreased by 3.33% for each 1% by which the goal is missed, with no bonuses paid at all if pre-tax earnings are below 85% of the stated goal. Additionally, the Cash Bonus Awards Guidelines establish a cap of 7% of our annual net profits before deduction of certain incentive compensation on the total cash bonus paid to all participating employees in any year.

Cash Bonus Award
Company Pre-Tax Earnings Performance (as % of Goal)	Bonus Award (as % of Target Bonus Opportunity)
125%	200%
115%	150%
100%	100%
85%	50%
<85%	0%

All of the NEOs are paid a Target Bonus based solely on the Company’s performance.

Stock Options. All stock option awards made in fiscal 2011 were made under our 2006 Non-Qualified Stock Option Grant Program, which was adopted pursuant to the 2006 Plan. All stock option awards have the following terms:

•	The exercise price for each option is the closing price of Family Dollar stock on the date the option grant is approved.

•	Options have a term of five years, and no portion of the option award can be exercised for at least two years from the date of the grant.

•

Options become exercisable in cumulative installments of 40% of the number of shares subject to the option after two years, 70% after three years, and 100% after four years. This vesting schedule encourages executives to remain employed by the Company and helps to ensure an appropriate link to stockholder total return.

•	Grants do not include reload provisions, and repricing of options is prohibited without stockholder approval.

Performance Share Rights. PSRs are awarded under the terms of the 2006 Incentive Plan Guidelines for Long-term Incentive Performance Share Rights Awards (the “PSR Guidelines”), which were adopted pursuant to the 2006 Plan. PSR awards give Team Members the right to be issued shares of our common stock, if we perform at a certain level as compared to the Performance Peer Group over the relevant performance period. Our performance is determined by analyzing our pre-tax net income growth (“earnings growth”) and average annual return on equity (“ROE”), each of which are given equal weight. For purposes of the PSRs, ROE is calculated by dividing the Company’s pre-tax net income for the relevant fiscal year by the total stockholders’ equity. The PSRs granted in fiscal 2011 cover a three-year performance period.

Each Team Member who receives PSRs is assigned a “target” number of shares. These shares are actually awarded to the Team Member at the end of the performance period if we are at the 50th percentile as compared to our Performance Peer Group, for three-year earnings growth and ROE. If our performance is above or below the 50th percentile, the number of shares is adjusted upward or downward from the target, as appropriate. Team Members do not receive any shares if our performance is below the 30th percentile. Team Members can receive up to a maximum of twice the “target” award if our relative performance is above the 90th percentile. The percentage of the “target” award received for various performance levels is summarized below (with linear interpolation between the stated thresholds):

Performance Against Selected Peer Group	Percent of Award Adjustment (to Target Award)
90th Percentile	200%
75th Percentile	150%
50th Percentile	100%
40th Percentile	75%
30th Percentile	25%
<30th Percentile	0%

For a list of the companies that comprise our Performance Peer Group, see the discussion in “Compensation Discussion and Analysis” of this Proxy Statement.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Employment Agreements. In October 2008, the Company entered into employment agreements (the “employment agreements”) with the Chairman of the Board and CEO, Howard R. Levine, and President and Chief Operating Officer, R. James Kelly. The employment agreements provide that either party may terminate the agreement by written notice to the other party subject to the Company’s obligation to make severance payments as described below. The employment agreements provide for a weekly base salary, subject to annual review by the Board, and for annual cash bonuses pursuant to our Cash Bonus Award Guidelines. Mr. Levine’s employment agreement includes the Company’s approval of the non-exclusive personal use of the Company’s aircraft by Mr. Levine, his family and/or guests, subject to certain limits and conditions as established by the Leadership Development and Compensation Committee each year. The Leadership Development and Compensation Committee has presently limited Mr. Levine’s personal usage of the aircraft to 70 hours for fiscal 2012.

The employment agreements provide that, in the event of termination by the Company without Cause or termination due to death or Disability (as such terms are defined in the employment agreements), each of Messrs. Levine and Kelly are entitled to receive severance payments equal to his monthly base salary at the time of termination for a period of thirty (30) months for Mr. Levine and twenty-four (24) months for Mr. Kelly, plus a pro-rata payment of the annual cash bonus payable under the Cash Bonus Awards Guidelines for the fiscal year in which termination occurs based on actual Company performance. In the event of termination by the Company without Cause, the officer is required to use his best efforts to find other employment, and these severance payments will be reduced by compensation received in connection with any other employment and by certain disability and life insurance benefits. The employment agreements also provide that, in the event of a termination without Cause or for Good Reason within twenty-four (24) months following a Change in Control (as defined in the employment agreements), each of Messrs. Levine and Kelly will receive a lump sum severance payment equal to thirty-six (36) times in the case of Mr. Levine and thirty (30) times in the case of Mr. Kelly, the sum of his highest monthly base salary during the period beginning immediately prior to the Change in Control through the termination of employment and the monthly equivalent of an annual cash bonus award equal to the average bonus paid in the preceding three fiscal years under the applicable Cash Bonus Awards Guidelines. The Company will also continue to provide health benefits for the executive and his dependents for up to eighteen (18) months after termination. The severance payments payable upon a Change in Control are subject to adjustment in the event of the imposition of certain tax provisions. See also “Potential Payments upon Termination or Change of Control” for a discussion of the Company’s philosophy regarding the adoption of such severance provisions.

In September 2011, Mr. Kelly’s employment agreement was amended to reflect his appointment to the role of Vice Chair. As previously discussed, our new President and Chief Operating Officer, Michael K. Bloom, has entered into an employment agreement with the Company with terms substantially similar to those in Mr. Kelly’s employment agreement. None of our other NEOs have entered into employment agreements with the Company.

Severance Agreements. In October 2008, the Leadership Development and Compensation Committee also approved the creation of certain severance agreements between the Company and each of the NEOs other than Messrs. Levine and Kelly (the “severance agreements”). The severance agreements for all such NEOs are substantially the same except for the terms of the length of the period during which the severance payment will be made. The severance agreements with Mr. Gibson and Ms. Flur provide that, in the event of termination by the Company without Cause or termination due to death or Disability (as such terms are defined in the severance agreements), these officers are entitled to receive severance payments equal to his or her monthly base salary at the time of termination for a period of twenty-four (24) months, plus a pro-rata payment of the annual cash bonus payable under the Cash Bonus Awards Guidelines for the fiscal year in which termination occurs based on actual Company performance. In the event of termination by the Company without Cause, each of Mr. Gibson and Ms. Flur is required to use his or her best efforts to find other employment, and these severance payments will be reduced by compensation received in connection with such other employment and by certain disability and life insurance benefits. In the event of a termination without Cause or for Good Reason within twenty-four (24) months following a Change in Control (as such terms are defined in the severance agreements), each of Mr. Gibson and Ms. Flur is entitled to receive a lump sum severance payment equal to twenty-four (24) times the sum of his or her highest monthly base salary during the period beginning immediately prior to the Change in Control through the termination of employment and the monthly equivalent of an annual cash bonus award equal to the average bonus paid in the preceding three fiscal years under the applicable Cash Bonus Awards Guidelines. The severance agreement with Mr. Smith contains the same terms but provides for twelve (12) months of severance payments on a termination without Cause or due to death or Disability and eighteen (18) months of severance payments on a qualifying termination following a Change in Control. The Company will also continue to provide health benefits for these NEOs and their dependents for up to eighteen (18) months after termination. The severance payments payable upon a Change in Control are subject to adjustment in the event of the imposition of certain tax provisions.

Release of Claims, Non-Compete and Other Covenants. In order to receive any severance benefits, all NEOs must execute a general release of claims against the Company. The employment agreements and the severance agreements contain confidentiality and non-disparagement provisions and agreements to provide future assistance to the Company regarding certain matters. In addition, for a period of one year following termination of employment, other than a termination following a Change in Control, the executive shall be subject to covenants not to compete and not to solicit the Company’s employees. If the officer violates any of these restrictive covenants, he or she will immediately forfeit any unpaid severance payments and any right to any further continuation of benefits.

Tax Provisions. In connection with the adoption of the employment agreements and the severance agreements, the Company has also adopted, and affected officers have agreed to the application of, a policy with respect to severance payments made following a Change in Control. Pursuant to that policy, if the payments to be made to an officer are “parachute payments” pursuant to Section 280G of the Code and are subject to the excise tax imposed under Section 4999 of the Code, then the severance benefit will be either: (i) the amount the executive would receive with no adjustment to the severance benefit; or (ii) the severance benefit reduced to the extent that would result in no portion of the severance benefit being subject to excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt of the greater after-tax amount of severance payments, notwithstanding that all or some portion of such severance payment may be taxable under Section 4999 of the Code. This provision benefits the Company by reducing the amount of payments that otherwise could be subject to the provisions of Section 280G of the Code which would limit the ability of the Company to take tax deductions with respect to such payments.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning option awards and stock awards held by our NEOs as of August 27, 2011.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Grant Date(1)	Option Expiration Date(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Howard R. Levine	115,757		49,610	27.31	10/09/07	10/09/12	91,832	(3)	4,366,612
	91,028		136,542	23.36	10/07/08	10/07/13	71,409	(4)	3,395,498
	—		172,415	28.11	10/13/09	10/13/14	43,848	(5)	2,084,972
	—		103,650	46.11	10/12/10	10/12/15
R. James Kelly	84,934		36,400	27.31	10/09/07	10/09/12	67,379	(3)	3,203,871
	66,790		100,185	23.36	10/07/08	10/07/13	51,986	(4)	2,471,934
	—		125,520	28.11	10/13/09	10/13/14	31,921	(5)	1,517,844
	—		75,460	46.11	10/12/10	10/12/15
Charles S. Gibson, Jr.	8,000		8,000	27.31	10/09/07	10/09/12	14,809	(3)	704,168
	14,680		22,020	23.36	10/07/08	10/07/13	11,426	(4)	543,306
	—		27,590	28.11	10/13/09	10/13/14	7,017	(5)	333,658
	—		16,585	46.11	10/12/10	10/12/15
Dorlisa K. Flur	5,400		5,400	27.31	10/09/07	10/09/12	13,065	(3)	621,241
	10,644		15,966	23.36	10/07/08	10/07/13	11,426	(4)	543,306
	—		27,590	28.11	10/13/09	10/13/14	7,718	(5)	366,991
	—		18,245	46.11	10/12/10	10/12/15
Kenneth T. Smith	3,793	(6)	0	31.76	04/17/07	04/17/12	7,405	(3)	352,108
	9,334		4,000	27.31	10/09/07	10/09/12	5,713	(4)	271,653
	7,340		11,010	23.36	10/07/08	10/07/13	3,509	(5)	166,853
	—		13,795	28.11	10/13/09	10/13/14
	—		8,295	46.11	10/12/10	10/13/15

(1)

Options granted under the 2006 Plan vest in increments of 40% on the second anniversary of the grant date and an additional 30% on each of the third and fourth grant date anniversaries and expire on the fifth anniversary of the grant date. For a description of the option terms, see “Description of Plan-Based Awards-Stock Options” in this Proxy Statement. Unless otherwise noted, option grants were made in accordance with the annual grant process.

(2)	Reflects value of unearned PSRs by reference to the closing price of Family Dollar common stock on the last trading day in fiscal 2011 (August 26, 2011) of $47.55 per share.

(3)

Represents PSRs awarded in fiscal 2009 under a three-year performance period (fiscal 2009 – 2011). PSRs are earned and convert to the right to receive shares of Family Dollar common stock based on our average annual return on equity (“ROE”) and pre-tax net income growth rate relative to the Performance Peer Group over the performance period. The number of shares reflects actual achievement against the performance goals for the three-year performance period at the 78th percentile in relation to our peer group for earnings growth and ROE, resulting in an award of 160.3% of the target PSR award. As a result of Ms. Flur’s promotion in fiscal 2010, she received a pro-rated award for the three-year performance period (fiscal 2009 – 2011). The number of shares for Ms. Flur represents shares awards during fiscal 2009 and fiscal 2010 for the three-year performance period (fiscal 2009-2011), 10,737 shares and 2,328 shares, respectively.

(4)

Represents PSRs awarded in fiscal 2010 under a three-year performance period (fiscal 2010 – 2012). The number of shares reflected assumes participation by the officer through the end of the performance period and achievement against the performance goals equivalent to actual fiscal 2010 and fiscal 2011 performance at approximately the 72rd percentile in relation to our peer group for earnings growth and ROE. This level of performance, if sustained for the full three-year performance period, would result in an award of 144.3% of the target PSR award.

(5)

Represents PSRs awarded in fiscal 2011 under a three-year performance period (fiscal 2011 – 2013). The number of shares reflected assumes participation by the officer through the end of the performance period and achievement against the performance goals equivalent to actual fiscal 2011 performance at approximately the 70th percentile in relation to our peer group for earnings growth and ROE. This level of performance, if sustained for the full three-year performance period, would result in an award of 140.8% of the target PSR award.

(6)	This option was granted on April 17, 2007, under the 2006 Plan, in connection with Mr. Smith’s promotion to CFO.

2011 OPTION EXERCISES AND STOCK VESTED

The following table sets forth stock option exercises by our NEOs in fiscal 2011 and stock awards vested in fiscal 2011.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Howard R. Levine	150,000	(3)	2,091,564	75,745	3,492,602
R. James Kelly	110,000	(3)	1,747,130	55,577	2,562,655
Charles S. Gibson, Jr.	6,402	(3)	113,764	12,216	563,280
Dorlisa K. Flur	4,357	(3)	96,776	9,314	429,469
Kenneth T. Smith	3,157	(3)	70,146	6,108	281,640

(1)

Represents shares issued in fiscal 2011 under the PSR program for the fiscal 2008-2010 performance period. Because we performed at the 73rd percentile compared to our Performance Peer Group for earnings growth and ROE, our NEOs earned 147% of the target number of PSRs pursuant to the three-year PSR award made in fiscal 2008 (for more information on our Performance Peer Group, see “How does the Company select its peer group for the PSR program” in the “Compensation Discussion and Analysis” section in this Proxy Statement).

Our Performance Peer Group for the fiscal 2008-2010 performance period consisted of the following companies: 99 Cent Only Stores, Advance Auto Parts Inc., Big Lots, Inc., Casey’s General Stores, Inc., CVS Caremark Corporation, Dollar Tree Inc., Duckwall-ALCO Stores, Inc., Fred’s Inc., Kohl’s Corporation, Collective Brands, Inc., Rite Aid Corporation, Ross Stores, Inc., SuperValu Inc., Target Corporation, The Pantry, Inc., Walgreen Company and Wal-Mart Stores, Inc.

(2)	Determined by reference to the closing price of Family Dollar common stock on October 12, 2010, the date such shares vested. The closing price on such date was $46.11.

(3)	The options exercised had an exercise price of $29.41 per share and were granted on October 3, 2006.

2011 NON-QUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows certain Team Members, including NEOs, to elect to defer receipt of up to 50% of their base salary and up to 75% of their bonus payments. The Company does not fund, make any contributions to, or provide any interest rate subsidy for the Deferred Compensation Plan. In general, participants in the Deferred Compensation Plan receive payments following separation from service, provided that the participant may elect to receive payments on the earlier of a date certain or separation from service. The benefit participants may elect to receive payments in either a lump sum payment or in annual installments over five or ten years. Payments under the plan begin as soon as administratively feasible six months after a Team Member’s separation from service, unless a Team Member has elected to receive payments prior to separation from service in a specified year. Participants may elect to accrue a return on the deferred compensation by electing certain hypothetical investments that are similar to those offered under our 401(k) benefit plan for all eligible Team Members.

The following table shows information about the participation by each NEO in our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(3)(4)
Howard R. Levine	129,486	67,984	—	1,236,731
R. James Kelly	912,022	143,119	—	3,173,732
Charles S. Gibson, Jr.	—	27,033	—	407,179
Dorlisa K. Flur	129,446	35,430	—	539,111
Kenneth T. Smith	52,774	19,463	—	289,064

(1)

Reflects amounts of salary deferrals which are also reported as compensation for the 2011 fiscal year in the Summary Compensation Table and deferrals of non-equity incentive plan compensation reported as compensation in the 2010 Summary Compensation Table in the following amounts:

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($) 2010 (Deferred in 2011)
Howard R. Levine	51,481	78,005
R. James Kelly	288,942	623,080
Charles S. Gibson, Jr.	0	0
Dorlisa K. Flur	42,192	87,253
Kenneth T. Smith	24,711	28,064

The table does not include the following non-equity incentive plan compensation amounts deferred in fiscal 2011 to be paid in fiscal 2012. These amounts are reported as compensation for the 2011 fiscal year in the Summary Compensation Table:

Name	Non-Equity Incentive Plan Compensation ($) 2011 (Deferred in 2012)
Howard R. Levine	49,113
R. James Kelly	390,812
Charles S. Gibson, Jr.	—
Dorlisa K. Flur	55,378
Kenneth T. Smith	17,699

(2)

We do not provide above-market earnings on amounts deferred under the Deferred Compensation Plan. Therefore, pursuant to SEC regulations, these amounts are not reported in the Summary Compensation Table.

(3)

This amount includes executive contributions and earnings relating to (i) salary deferrals made in fiscal 2011 and in prior fiscal years and (ii) bonus deferrals for bonuses earned in fiscal 2010 and paid in fiscal 2011 and bonuses earned and paid in prior fiscal years. This amount does not include deferrals with respect to fiscal 2011 bonuses to be paid in fiscal 2012.

(4)

Of this amount, $940,978 for Mr. Levine, $1,813,169 for Mr. Kelly, $380,185 for Mr. Gibson, $355,665 for Ms. Flur, and $247,200 for Mr. Smith was reported as compensation in the Summary Compensation Table for previous fiscal years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment and severance agreements and maintain incentive plans that will require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or change in control of the Company. Capitalized terms used in the following descriptions have the definitions set forth in the employment and severance agreements or in the 2006 Plan.

Employment and Severance Agreements

The Leadership Development and Compensation Committee has approved employment and severance agreements for certain of our officers, including our NEOs. Under these employment and severance agreements, prior to a Change in Control, our NEOs would, upon termination other than for Cause, become entitled to receive severance benefits, payable in monthly installments, equal to a multiple times the sum of their monthly base salary, and the annual cash bonus payable under the Cash Bonus Awards Guidelines for the fiscal year in which termination occurs. The multiple in that case is thirty (30) months for payments to Mr. Levine; twenty-four (24) months for payments to Ms. Flur and Messrs. Kelly and Gibson; and twelve (12) months in the case of Mr. Smith. The severance payment will be reduced by compensation in other employment and by certain disability and life insurance benefits. The employment and severance agreements also provide that, in the event of a termination without Cause or for Good Reason within twenty-four (24) months following a Change in Control, the NEOs will receive a lump sum severance payment equal to a multiple times the sum of their highest base monthly salary during the period beginning immediately prior to the Change in Control through the termination of employment and the monthly equivalent of an annual cash bonus award equal to the average bonus paid in the preceding three fiscal years. The multiple in that case is thirty-six (36) months for payments to Mr. Levine; thirty (30) months for payments to Mr. Kelly; twenty-four (24) months for Mr. Gibson and Ms. Flur and eighteen (18) months for Mr. Smith. The Company will also continue to provide health benefits for the executive and his or her dependents for up to eighteen (18) months after termination.

Under the employment and severance agreements, our obligation to provide the severance benefits described above to any NEO are contingent on the NEO’s compliance with the non-compete, non-solicitation and confidentiality covenants contained in the employment and severance agreements and execution of a general release of claims against the Company. The covenant not to compete and the covenant not to solicit do not apply to terminations following a Change in Control. Severance benefits are not payable upon a termination for Cause.

2006 Plan

Under the 2006 Plan, in the event of a “Change in Control,” if (i) the acquiring company does not assume the obligation to perform under the 2006 Plan with respect to outstanding awards, or (ii) if within two years following the Change in Control, a participating Team Member is terminated from employment without “Cause” or the participant resigns for “Good Reason,” then:

•	outstanding options would immediately vest upon the Change in Control or the termination of employment, as applicable; and

•

the target payout opportunities attainable under the Cash Bonus Award Guidelines and PSRs outstanding at the time of the Change in Control or termination of employment, as applicable, would be deemed to have been fully earned as of the effective date of the Change in Control or termination of employment, as applicable, based upon the greater of (i) an assumed achievement of all relevant performance goals at the “target” level, or (ii) the actual level of achievement of all relevant performance goals against the target, as of Family Dollar’s fiscal quarter end preceding such Change in Control.

In either such case, participants would be paid a prorated award based upon the length of the performance period that has elapsed prior to the date of the Change in Control or termination of employment. In addition, if a PSR award is not assumed by the acquiring company, the participant will have the opportunity to earn the remaining portion of the award not paid out upon the Change in Control.

In addition, if a participant’s employment is terminated as a result of death, Disability or Retirement, or without Cause (as defined in the employment or severance agreements), awards of PSRs will be made based on the Company’s performance for (A) the fiscal year in which the date of termination occurs plus (B) each completed fiscal year during the applicable performance period immediately preceding the date of termination. Common stock awarded pursuant to the PSRs will be issued on a pro-rata basis based on the actual number of months worked in the applicable performance period.

Non-Qualified Deferred Compensation

In the event of a termination of employment of any officer who participates in the Company’s Deferred Compensation Plan, payments under the plan will begin as soon as administratively feasible six months after such separation from service. There is no provision for increased benefits in the event of termination of employment with the Company.

Estimated Post-Employment Compensation and Benefits

The following table sets forth the estimated post-employment compensation and benefits that would have been payable to each of our NEOs upon a separation from service under various circumstances or a change in control of the Company in accordance with their respective employment agreements and severance agreements and under our various incentive plans. Payments pursuant to the Deferred Compensation Plan are not included in the table (see “2011 Non-Qualified Deferred Compensation,” above). No payments, other than payments of non-qualified deferred compensation, are made to any NEO in the event of termination for Cause. The amounts payable are calculated based on the assumption that each covered circumstance under such arrangements occurred on August 26, 2011, the last business day of fiscal 2011.

Name	Benefits and Payments	Voluntary Departure ($)	Termination by the Company without Cause ($)	Change of Control ($)	Medical Disability ($)(3)	Death ($)(4)
Howard R. Levine	Severance Pay(1)(2)		3,569,753	7,541,963	3,269,753	2,569,753
	Performance Share Rights(5)		7,325,411	7,325,411	7,325,411	7,325,411
	Stock Options(6)	4,544,889	4,544,889	12,352,950	12,352,950	12,352,950
	Benefit Continuations(7)		24,598	24,598	24,598

	Total	4,544,889	15,464,651	27,244,922	22,972,712	22,248,114

R. James Kelly	Severance Pay(1)(2)		1,983,083	3,796,595	1,683,083	983,083
	Performance Share Rights(5)(8)	5,357,934	5,357,934	5,357,934	5,357,934	5,357,934
	Stock Options(6)(8)	9,043,697	9,043,697	9,043,697	9,043,697	9,043,697
	Benefit Continuations(7)		18,627	18,627	18,627

	Total	14,401,631	16,403,341	18,216,853	16,103,341	15,384,714

Charles S. Gibson, Jr.	Severance Pay(1)(2)		1,051,956	1,481,565	751,956	217,956
	Performance Share Rights(5)		1,177,623	1,177,623	1,177,623	1,177,623
	Stock Options(6)	517,029	517,029	1,771,845	1,771,845	1,771,845
	Benefit Continuations(7)		24,598	24,598	24,598

	Total	517,029	2,771,206	4,455,631	3,726,022	3,167,424

Dorlisa K. Flur	Severance Pay(1)(2)		1,071,510	1,501,118	771,510	220,510
	Performance Share Rights(5)		1,105,823	1,105,823	1,105,823	1,105,823
	Stock Options(6)	366,774	366,774	1,424,910	1,424,910	1,424,910
	Benefit Continuations(7)		24,598	24,598	24,598

	Total	366,774	2,568,705	4,056,449	3,326,841	2,751,243

Kenneth T. Smith	Severance Pay(1)(2)		428,494	727,908	195,622
	Performance Share Rights(5)		588,954	588,954	588,954	588,954
	Stock Options(6)	426,366	426,366	1,053,778	1,053,778	1,053,778
	Benefit Continuations(7)		16,399	24,598	16,399

	Total	426,366	1,460,213	2,395,238	1,854,753	1,642,732

(1)

Represents severance payable in an amount equal to a multiple, as set forth below, of the NEO’s fiscal 2011 annual base salary, plus the amount of the pro rata bonus (due to actual or assumed termination date, 100%) payable to the NEO under the Cash Bonus Award Guidelines:

Multiple Applicable on Termination without Cause, or due to Disability or Death
Howard R. Levine	2.5
R. James Kelly	2
Charles S. Gibson, Jr.	2
Dorlisa K. Flur	2
Kenneth T. Smith	1

(2)

Represents severance payable in the event of a qualifying termination following a Change in Control, equal to a multiple, as set forth below, of the sum of the NEO’s fiscal 2011 base annual salary plus the average annual bonus actually paid under the Cash Bonus Plan in the preceding three years:

Multiple Applicable on Qualifying Termination After a Change in Control
Howard R. Levine	3
R. James Kelly	2.5
Charles S. Gibson, Jr.	2
Dorlisa K. Flur	2
Kenneth T. Smith	1.5

(3)	The amount payable in the event of Disability has been reduced by estimated disability payments made pursuant to the Company’s executive disability program.

(4)

The amount payable in the event of death has been reduced by life insurance proceeds payable upon the death of each NEO pursuant to life insurance policies provided as part of the Company’s benefit program, up a maximum of $1,000,000.

(5)

In each case, except in the event of a Change in Control, the payout under the PSRs are paid on a ratable basis as of the date of the participant’s Termination without Cause, Retirement, Disability or death based on actual Company performance over the three fiscal years immediately preceding the date of termination. Under the 2006 Plan, the executive would receive the amounts set forth under the column “Change of Control” only if: (a) the awards are not assumed by the surviving entity, or (b) the awards are assumed by the surviving entity, but the executive is terminated within two years of the Change in Control without Cause or for Good Reason. The payout under the PSRs on a Change of Control are determined by the greater of (a) an assumed achievement of all relevant performance goals at the “target” level, or (b) the actual level of achievement of all relevant performance goals against the target, as of Family Dollar’s fiscal quarter end preceding such event. The amounts set forth above are based upon the closing price of Family Dollar common stock as of August 26, 2011, the last trading day of the year, of $47.55 per share, multiplied by the number of shares of common stock to be awarded, as adjusted for performance as set forth below:

•

For the fiscal 2009 – 2011 three-year performance period, we assumed an award equivalent to 160.3% of the target number of PSRs awarded to each NEO in fiscal 2009, based on actual performance against the fiscal 2009 – 2011 Performance Peer Group through fiscal 2011.

•

For the fiscal 2010 – 2012 three-year performance period, we assumed an award equivalent to 144.3% of the target number of PSRs awarded to each in NEO in fiscal 2010, based on actual performance against the fiscal 2010 – 2012 Performance Peer Group through fiscal 2011.

•

For the fiscal 2011 – 2013 three-year performance period, we assumed an award equivalent to 140.8% of the target number of PSRs awarded to each in NEO in fiscal 2011, based on actual performance against the fiscal 2011 – 2013 Performance Peer Group through fiscal 2011.

(6)

As discussed above, stock options granted pursuant to the 2006 Plan accelerate and vest in full upon death and Disability, and would continue to vest and be exercisable upon a Qualifying Retirement. Under the 2006 Plan, all stock options would vest in full and the executive would receive the amounts set forth under the column “Change of Control” only if: (a) the awards are not assumed by the surviving entity, or (b) the awards are assumed by the surviving entity, but the executive is terminated within two years of the Change in Control. The amounts set forth above are based upon the closing price of Family Dollar common stock as of August 26, 2011, the last trading day of the year, of $47.55 per share and on the termination reasons as set forth below:

•

In the event of the termination of an executive’s employment due to voluntary departure (other than a Qualifying Retirement) or by the Company without Cause, the executive would be entitled to exercise stock options that were vested on or before the date of termination.

•

In the event of the termination of an executive’s employment due to Disability, death, or Qualifying Retirement or in connection with a Change in Control, the executive would be entitled to exercise all outstanding stock options as any unvested stock options would immediately vest on the date of termination or Change in Control or would continue to vest over time.

(7)

Reflects the incremental cost to the Company of the extension of health benefits following a termination without Cause or due to death or Disability or a qualifying termination following a Change in Control. These benefits would be extended for up to eighteen months in any of these events for all of the NEOs except Mr. Smith; Mr. Smith’s benefits would be extended for 12 months in the event of a termination without Cause or due to Disability or eighteen months in the event of a qualifying termination following a Change in Control.

(8)

Mr. Kelly is retirement-eligible under the 2006 Plan. As a result, upon his retirement, any outstanding unvested stock options would continue to vest and be exercisable in accordance with the terms of the 2006 Plan. In addition, Mr. Kelly would receive the payout under the PSRs on a ratable basis as of the date of his retirement based on actual Company performance over the three fiscal years immediately preceding the date of his retirement. The amounts set forth above are based upon the closing price of Family Dollar common stock as of August 26, 2011, of $47.55 per share.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to the shares of our common stock that may be issued under the 2006 Plan, which is the only equity compensation plan that we currently maintain, as of August 27, 2011.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance(3)
Equity Compensation Plans Approved by Stockholders	3,088,155	$29.90/share	9,977,160

(1)	Consists of shares issuable upon exercise of options and the award of common stock pursuant to PSRs based on “target” performance granted under the 2006 Plan.

(2)	The weighted average exercise price is for options only and does not account for PSRs.

(3)	Consists of shares available for awards of options and other stock-based awards under the 2006 Plan.

OWNERSHIP OF THE COMPANY’S SECURITIES

Ownership by Directors and Officers

The following table sets forth, for each of our directors and director nominees, each of our NEOs, and all of our current executive officers, directors and director nominees as a group, the number of shares of our common stock beneficially owned and the percent of our common stock so owned, all as of November 18, 2011, and based on 117,964,501 shares outstanding as of that date:

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock
Mark R. Bernstein	11,938	(2)	*
Pamela L. Davies	4,688		*
Sharon Allred Decker	4,094	(3)	*
Edward C. Dolby	10,431		*
Glenn A. Eisenberg	10,031		*
Edward P. Garden	9,966,201	(4)	8.45%
Howard R. Levine	9,664,882	(5)	8.18%
George R. Mahoney, Jr.	346,999		*
James G. Martin	9,313		*
Harvey Morgan	3,407	(6)	*
Dale C. Pond	7,901		*
R. James Kelly	367,306		*
Charles S. Gibson, Jr.	60,803		*
Dorlisa K. Flur	63,944		*
Kenneth T. Smith	46,348		*

All Executive Officers, Directors and Director Nominees of the Company as a Group (19 persons)	20,578,286		17.39%

*	Less than one percent

(1)

All shares are held with sole voting and investment power. These numbers include shares for which the following persons have the right to acquire beneficial ownership, as of November 18, 2011, or within 60 days thereafter, pursuant to the exercise of stock options: (i) Mr. Levine—228,265 shares; (ii) Mr. Kelly—50,208 shares; (iii) Mr. Gibson—11,803 shares; (iv) Ms. Flur—29,663 shares; (v) Mr. Smith—18,363 shares; and (vi) all executive officers and directors as a group—372,189 shares. Does not include shares that may be awarded pursuant to the PSR program; see the “2011 Outstanding Equity Awards at Fiscal Year End” table for information regarding the potential award of common stock pursuant to the PSRs.

(2)	This number does not include 15,575 shares owned by Mr. Bernstein’s wife. Mr. Bernstein disclaims beneficial ownership of the shares owned by his wife.

(3)	This number includes 1,637 shares which are currently pledged.

(4)

Mr. Garden is deemed to beneficially own 9,966,201 shares of our common stock that are owned by Trian Fund Management, L.P. and its affiliates as described in the “Ownership by Certain Other Beneficial Owners” table below.

(5)	This number does not include 1,025 shares owned by Mr. Levine’s wife. Mr. Levine disclaims beneficial ownership of the shares owned by his wife.

(6)	This number does not included 3,300 shares owned by Mr. Morgan’s wife. Mr. Morgan disclaims beneficial ownership of the shares owned by his wife.

Ownership by Certain Other Beneficial Owners

Based on filings with the SEC and other information, we believe that, as of the dates set forth below, the following stockholders beneficially owned more than 5% of our common stock:

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock(2)
BlackRock, Inc.	6,271,921	(3)	5.32%
40 East 52nd St
New York, NY 10022

Pershing Square Capital Management, L.P.	11,388,329	(4)	9.65%
888 Seventh Street
New York, NY 10019

The Vanguard Group	7,067,134	(5)	5.99%
P.O. Box 2600
Valley Forge, PA 19482-2600

Trian Fund Management, L.P.	9,966,201	(6)	8.45%
280 Park Avenue
41St Floor
New York, NY 10017

(1)

“Beneficial ownership” is a term broadly defined by the SEC and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership” such as where, for example, the person has or shares the power to vote the stock, sell it or acquire it within 60 days. Accordingly, some of the shares reported as beneficially owned in this table may actually be held by other persons or organizations. Those other persons and organizations are described in the reports filed with the SEC.

(2)	Based on the number of shares of common stock owned by each stockholder as set forth above and 117,964,501 shares of our common stock outstanding as of November 18, 2011.

(3)

Based solely on the Schedule 13G/A filed with the SEC by BlackRock, Inc. on March 9, 2011. As of February 28, 2011, BlackRock, Inc. had sole voting power and sole dispositive power over all of the 6,271,921 shares of the Company’s common stock.

(4)

Based solely on the Form 13F filed with the SEC by Pershing Square Capital Management, L.P. on November 14, 2011. As of September 30, 2011, Pershing Square Capital Management, L.P. had sole voting power and sole dispositive power over 6,651,910 shares, shared voting power and shared dispositive power over 4,736,419 shares.

(5)

Based solely on the Form 13F/A filed with the SEC by The Vanguard Group, Inc, on November 15, 2011. As of September 30, 2011, The Vanguard Group had sole voting power and shared dispositive power over 159,116 shares, and no voting power and sole dispositive power over 6,908,018 shares.

(6)

Based solely upon the Schedule 13D/A filed with the SEC by Trian Fund Management, L.P. on September 29, 2011 and subsequent Forms 4 filed by Mr. Garden on October 4, 2011, October 26, 2011 and November 3, 2011. As of September 29, 2011, the Filing Persons reported shared voting power and shared dispositive power with respect to 9,966,201 shares. According to the Schedule 13D/A, the Filing Persons are Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Strategic Investment Fund, L.P., Trian Partners Master Fund (ERISA), L.P., Trian Fund Management, L.P., Trian Fund Management GP, LLC, Nelson Peltz, Peter W. May and Edward P. Garden.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, “Reporting Persons”) to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of such reports. To our knowledge, which is based solely on a review of the copies of such reports furnished to us and written representations from Reporting Persons that no other reports were required, all Reporting Persons complied on a timely basis with all applicable filing requirements during fiscal 2011, except for late transactions reported by Mr. Smith related to approximately 60 shares that were inadvertently acquired pursuant to an automatic dividend reinvestment plan in which, unknown to Mr. Smith, his broker had mistakenly enrolled him.

CODE OF ETHICS

We have adopted a code of ethics, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “CEO and Senior Financial Officers Code”), that applies to our principal executive officer, principal financial officer and other senior accounting officers. The CEO and Senior Financial Officers Code is posted on our website along with our Code of Business Conduct, which applies to all officers and employees, including the officers mentioned above. The Internet address for our website is www.familydollar.com, and the CEO and Senior Financial Officers Code and Code of Business Conduct may be found from our main website page by clicking first on “Investor Relations,” and then on “Corporate Governance,” next on “Codes of Business Conduct and Ethics.” We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K by posting to our website any amendment to or waiver of the CEO and Senior Financial Officers Code or Code of Business Conduct granted to our principal executive officer, principal financial officer, or other senior accounting officers.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures

The Nominating/Corporate Governance Committee (the “Governance Committee”) has adopted written procedures for the review, approval and monitoring of transactions between Family Dollar and its directors and executive officers (and their immediate family members) that would be subject to disclosure in our Proxy Statement pursuant to the SEC rules (generally transactions involving amounts exceeding $120,000 in which a related party has a material interest). Under these procedures, the Governance Committee is to be informed of transactions subject to review before their implementation. The procedures establish our practices for obtaining and reporting information to the Governance Committee regarding such transactions on a periodic and an as-needed basis. The policy provides that such transactions are to be submitted for approval before they are initiated but also provides for ratification of such transactions. No director who is interested in a transaction may participate in the Governance Committee’s determinations as to the appropriateness of such transaction. In certain situations, the Chairman of the Governance Committee has been delegated the authority to make determinations regarding the approval of such transactions. The policy also pre-approves certain transactions excluded from the SEC’s disclosure rules and transactions arising solely from ownership of our stock in which all stockholders are equally treated. The Governance Committee and/or the Board have previously approved certain related party transactions, as described below. The procedures established by the Governance Committee provide for continuing monitoring and annual review of these pre-approved transactions. These procedures operate in conjunction with other aspects of the Company’s compliance program, such as our Board of Directors Code of Conduct and our Code of Business Conduct, which generally require directors and employees to report any circumstances that may create or appear to create a conflict between the interests of such a person and those of the Company, regardless of the amount involved. Related person transactions involving directors are also subject to Board approval or ratification when so required under Delaware law.

Related Party Transactions

We have entered into a Retirement Agreement with Mr. Leon Levine, the former Chairman of the Board and the father of Howard R. Levine, in connection with Mr. Leon Levine’s retirement as of September 30, 2002. Pursuant to the Retirement Agreement, we are currently providing continuing health care coverage for Mr. Leon Levine and certain members of his family; Company-paid personal liability umbrella insurance coverage; and use of Family Dollar aircraft for up to 30 hours per year (not including “dead-head” time). We accrued approximately $1,285,000 in fiscal 2002 for the total value of these benefits to be received over the term of the Retirement Agreement. The incremental cost of providing these benefits and services was $150,021 in fiscal 2011.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and related SEC rules now require that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules. We must provide this opportunity to our stockholders at least once every three years, commencing with the 2011 Annual Stockholders’ Meeting.

As described above under “Compensation Discussion and Analysis” in this Proxy Statement, our executive compensation program is designed with an emphasis on pay for performance and is intended to closely align the interests of our NEOs with the interests of our stockholders. The Leadership Development and Compensation Committee regularly reviews our executive compensation program to ensure that compensation is closely tied to the performance that our executive officers can impact and that is likely to have an impact on shareholder value. Our compensation programs are also designed to balance long-term performance with shorter-term performance, and to mitigate any risk that an executive officer would be incentivized to pursue results only with respect to a single performance metric or performance period to the detriment of Family Dollar as a whole. In the Compensation Discussion and Analysis referred to above, we discuss why we believe the compensation of our NEOs for fiscal 2011 was well-aligned with the Company’s performance in fiscal 2011. We urge you to read carefully the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion in this Proxy Statement.

The vote on this proposal is advisory, which means that the vote will not be binding on the Company, the Board or the Leadership Development and Compensation Committee. The Leadership Development and Compensation Committee will review the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program.

In view of the foregoing, stockholders will vote on the following resolution at the 2012 Annual Meeting of Stockholders:

RESOLVED, that the Company’s stockholders hereby approve, on a non-binding advisory basis, the compensation of the Named Executive Officers of Family Dollar Stores, Inc. as disclosed in the Proxy Statement for the 2012 Annual Meeting of Stockholders, including in the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion, in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

Recommendation of the Board of Directors

The Board recommends that stockholders vote FOR this proposal.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and related SEC rules also require that we provide stockholders the opportunity to vote, on a non-binding, advisory basis, as to how frequently we should hold future non-binding, advisory votes on the compensation of our NEOs as disclosed in our annual proxy statement in accordance with SEC rules (which we refer to as “a non-binding, advisory vote on executive compensation”). SEC rules provide that stockholders must have an opportunity to indicate whether they would prefer that we hold future advisory votes on executive compensation every year, once every two years, or once every three years.

The Board has determined that holding an advisory vote on executive compensation every year is most appropriate for Family Dollar and recommends that you vote that we hold an advisory vote on executive compensation every year.

You are not voting to approve or disapprove the Board’s recommendation but instead for one of the four specified choices. Accordingly, with respect to this proposal, you should vote for one year, two years, or three years, based on your preference as to the frequency with which an advisory vote on executive compensation should be held or, if you have no preference, you may choose to abstain from voting on this proposal.

This vote is advisory and will not be binding on the Company or the Board. The Board will take the outcome of the vote into consideration when determining the frequency of future advisory votes on executive compensation.

Recommendation of the Board of Directors

The Board recommends that stockholders vote to hold a non-binding, advisory vote on executive compensation EVERY YEAR.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is recommending approval of its selection of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accountants to audit and report on the consolidated financial statements of Family Dollar and its subsidiaries for fiscal 2012, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote in respect thereto is required to ratify the selection of PwC for the purposes set forth above.

Stockholder ratification of the selection of PwC as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Company is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection of PwC, the Audit Committee will reconsider whether or not to retain PwC. However, the Audit Committee will not be obliged to select a different auditor. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders. PwC served as our independent registered public accountants for the fiscal year ended August 31, 1991, and for each subsequent fiscal year. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees and Services

The following sets forth fees billed for the audit and other services provided by PwC for fiscal 2011 and fiscal 2010:

Fee Category	Fiscal 2011 Fees	Fiscal 2010 Fees
Audit Fees(1)	$728,045	$738,261
Audit-Related Fees(2)	$112,000	$148,000
Tax Fees	$—	$—
All Other Fees(3)	$1,800	$1,500

Total	$841,845	$887,761

(1)	Includes fees for audits of annual financial statements and reviews of the related quarterly financial statements.

(2)	Includes fees for audit related work for Family Dollar Insurance, Inc., our captive insurance company and for audit related work for our public notes offering in January 2011.

(3)	Represents fees paid for access to PwC’s accounting research database.

All services rendered by PwC are permissible under applicable laws and regulations regarding the independence of the independent registered public accounting firm, and all such services were pre-approved by the Audit Committee. The Audit Committee Charter requires that the Audit Committee pre-approve the services to be provided by PwC; the Audit Committee delegated that approval authority to the Chairman of the Audit Committee with respect to all matters other than the annual engagement of the independent registered public accountants.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PwC as our independent registered public accountants for fiscal 2012.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders in 2013 (the “2013 Annual Meeting”), and to be included in the Proxy Statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act, must be received by us before the close of business on August 10, 2012. If a stockholder intends to present a proposal for consideration at the 2013 Annual Meeting (outside the processes of Rule 14a-8 under the Act), notice of such proposal must be delivered to the Company not earlier than September 21, 2012, and not later than October 21, 2012. Otherwise such proposal will be considered untimely under the Company’s Bylaws and pursuant to Rules 14a-4 and 14a-5(e) under the Exchange Act, and the persons named in the proxies solicited by the Board of Directors for the 2013 Annual Meeting may exercise discretionary voting power with respect to such proposal, if presented at the meeting, without including information regarding the proposal in the Company’s proxy materials. Any such proposals or notices should be in writing and should be sent by certified mail, return receipt requested, to the Corporate Secretary, Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017. Submitting a stockholder proposal does not guarantee that we will include such proposal in our next Proxy Statement. The Board reviews all stockholder proposals and determines whether further action is required.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies. Whether or not stockholders plan to attend the Annual Meeting, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the Annual Meeting if they are present and so request.

INCORPORATION BY REFERENCE OF CERTAIN FINANCIAL INFORMATION

We incorporate by reference in this Proxy Statement Notes 9 and 11 to our Consolidated Financial Statements included in our Annual Report for fiscal 2011. The fiscal 2011 Annual Report accompanies this Proxy Statement. Except as specifically set forth herein, the fiscal 2011 Annual Report is not deemed part of the proxy solicitation materials. Copies of the 2011 Annual Report may be obtained by sending a written request to: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017, telephone: (704) 849-7522. Our Annual Reports are also available in the “Investor Relations” section of our website at www.familydollar.com under the “Financial Reports” tab.

Appendix A

Hay Retail Industry Database

7-Eleven	Family Dollar	OfficeMax
Abercrombie & Fitch	FedEx Corporation	Pantry, The
Ace Hardware	Foot Locker	PetSmart
Advance Auto Parts	Fossil	Phillips-Van Heusen
Aeropostale	Gap	Pier 1 Imports
Ahold USA – Stop & Shop	General Nutrition Centers	QVC
Alex Lee	Gymboree Corporation, The	Recreational Equipment Inc. (REI)
American Eagle Outfitters	Hallmark Cards—Retail	Ross Stores
Andersons, The	Harris Teeter	Safeway
Ann Taylor	Helzberg Diamonds	Saks Incorporated
AutoZone	Home Depot, The	Sears
Belk	Hot Topic	ShopKo
Best Buy	J. C. Penney	Sonic Automotive
Big Lots	J. Crew Group	Sports Authority, The
Bon-Ton Stores, The	Jewelry Television	Stage Stores
Brown Shoe Company	Kenneth Cole Productions	Staples
C&S Wholesale Grocers	Knowledge Learning Corporation	Target
Cabela’s	Kohl’s	Timberland
Carter’s	L.L. Bean	TJX Companies
CBRL Group – Cracker Barrel – Retail	Lands’ End	Tommy Hilfiger
Charming Shoppes	Limited Brands	Toys “R” Us
Chico’s FAS	Limited Stores	Tween Brands
Children’s Place, The	Liz Claiborne	Ulta Salon
Coach	Lord & Taylor	Wal-Mart
Collective Brands	Lowe’s	Williams-Sonoma
Cost Plus	Macy’s	Zale Corporation
Costco	Maidenform Brands
CVS/Caremark	Meijer
Dick’s Sporting Goods	Michaels
Dollar General	Neiman Marcus
Dollar Tree Stores	New York & Company
DSW	Nordstrom
Express	Office Depot

A-1

[Logo]

ATTENTION: INVESTOR RELATIONS

P.O. BOX 1017

CHARLOTTE, NC28201-1017

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Mark R. Bernstein

02 Pamela L. Davies

03 Sharon Allred Decker

04 Edward C. Dolby

05 Glenn A. Eisenberg

06 Edward P. Garden

07 Howard R. Levine

08 George R. Mahoney, Jr.

09 James G. Martin

10 Harvey Morgan

11 Dale C. Pond

The Board of Directors recommends you vote FOR the following Company proposal:

For Against Abstain

2. Advisory vote on executive compensation.

The Board of Directors recommends you vote 1 YEAR on the following Company proposal:

1 year 2 years 3 years Abstain

3. Advisory vote on the frequency of future advisory votes on executive compensation.

The Board of Directors recommends you vote FOR the following Company proposal:

For Against Abstain

4. Ratification of the selection of PricewaterhouseCoopers LLP as Independent Registered Public Accountants.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.

(see reverse for instructions)

Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000117731_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

FAMILY DOLLAR STORES, INC.

Annual Meeting of Stockholders

January 19, 2012

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Howard R. Levine and Michael K. Bloom, or either one of them, with full power of substitution, proxies of the undersigned to the Annual Meeting of Stockholders of Family Dollar Stores, Inc. to be held at 2:00 p.m. (local time) on Thursday, January 19, 2012, at the offices of the Company located at 10401 Monroe Road, Matthews, North Carolina, or at any adjournments thereof, with all the powers which the undersigned would possess if personally present, and instructs them to vote upon any matter which may properly be acted upon at this meeting, and specifically as indicated on the reverse side. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

This Proxy, if received and correctly signed, will be voted in accordance with the choices specified. If a choice is not specified, this Proxy will be voted in favor of the Directors named in proposal 1, for proposals 2 and 4 and for every “1 Year” for proposal 3. The cut-off for phone and Internet voting is 11:59 p.m. Eastern Time, on January 18, 2012.

This Proxy is revocable, and the undersigned retains the right to attend this meeting and to vote his or her stock in person. The undersigned hereby acknowledges receipt of the notice of Annual Meeting of Stockholders and Proxy Statement.

Address change/comments :

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000117731_2 R1.0.0.11699